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             ______________________________________________________

                            STOCK PURCHASE AGREEMENT
                            ________________________

                                  by and among

                       LEP INTERNATIONAL WORLDWIDE LIMITED
                                    as "LIW,"

                       LEP INTERNATIONAL HOLDINGS LIMITED
                               as "Holdings One,"

                      LEP HOLDINGS (NORTH AMERICA) LIMITED
                               as "Holdings Two,"

                             LEP HOLDINGS (USA) INC.
                                as "Stockholder,"

                                       and
                         INTERNATIONAL LOGISTICS LIMITED
                                   as "Buyer"


                            Dated:  October 31, 1996



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                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS
                                                                           Page

ARTICLE I

                                   DEFINITIONS . . . . . . . . . . . . . .   2
     1.1     DEFINED TERMS . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II

                           PURCHASE AND SALE OF STOCK. . . . . . . . . . .  14
     2.1     TRANSFER OF STOCK . . . . . . . . . . . . . . . . . . . . . .  14
     2.2     PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . . . . .  14
     2.3     POST-CLOSING ADJUSTMENT.. . . . . . . . . . . . . . . . . . .  15
     2.4     INTERCOMPANY RECEIVABLES AND PAYABLES . . . . . . . . . . . .  16

ARTICLE III

                                     CLOSING . . . . . . . . . . . . . . .  17
     3.1     CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.2     DELIVERIES AT CLOSING . . . . . . . . . . . . . . . . . . . .  17
     3.3     OTHER CLOSING TRANSACTIONS. . . . . . . . . . . . . . . . . .  18

ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT
                       TO THE TARGET AND ITS SUBSIDIARIES. . . . . . . . .  19
     4.1     ORGANIZATION OF THE TARGET AND EACH OF ITS SUBSIDIARIES . . .  20
     4.2     SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.3     AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.4     ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . .  21
     4.5     TITLE TO ASSETS . . . . . . . . . . . . . . . . . . . . . . .  23
     4.6     FACILITIES. . . . . . . . . . . . . . . . . . . . . . . . . .  23
     4.7     CONTRACTS AND COMMITMENTS . . . . . . . . . . . . . . . . . .  24
     4.8     PERMITS, CONSENTS AND APPROVALS . . . . . . . . . . . . . . .  27
     4.9     NO CONFLICT OR VIOLATION. . . . . . . . . . . . . . . . . . .  27
     4.10    FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .  27
     4.11    BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . .  28
     4.12    LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.13    LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  28
     4.14    LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . .  29
     4.15    COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . . . . . .  29
     4.16    NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . .  29
     4.17    NO OTHER AGREEMENTS TO SELL THE ASSETS. . . . . . . . . . . .  30

                                       i

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     4.18    PROPRIETARY RIGHTS. . . . . . . . . . . . . . . . . . . . . .  30
     4.19    EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . . . . . . .  31
     4.20    THIS SECTION INTENTIONALLY OMITTED. . . . . . . . . . . . . .  35
     4.21    TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . .  35
     4.22    INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .  38
     4.23    ACCOUNTS RECEIVABLE . . . . . . . . . . . . . . . . . . . . .  39
     4.24    PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
     4.25    CURRENT INACTIVE SUBSIDIARIES OF THE TARGET . . . . . . . . .  40
     4.26    CUSTOMERS, DISTRIBUTORS AND SUPPLIERS . . . . . . . . . . . .  40
     4.27    COMPLIANCE WITH ENVIRONMENTAL LAWS. . . . . . . . . . . . . .  40
     4.28    BANKING RELATIONSHIPS . . . . . . . . . . . . . . . . . . . .  41
     4.29    INTERCOMPANY LOANS. . . . . . . . . . . . . . . . . . . . . .  41
     4.30    MATERIAL MISSTATEMENTS OR OMISSIONS . . . . . . . . . . . . .  42

ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH
              RESPECT TO THE SELLERS AND THE SELLERS' SUBSIDIARIES . . . .  42
     5.1     ORGANIZATION OF THE SELLERS . . . . . . . . . . . . . . . . .  42
     5.2     SUBSIDIARIES. . . . . . . . . . . . . . . . . . . . . . . . .  42
     5.3     AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . .  43
     5.4     ABSENCE OF CERTAIN CHANGES OR EVENTS. . . . . . . . . . . . .  43
     5.5     CONSENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     5.6     NO CONFLICT OR VIOLATION. . . . . . . . . . . . . . . . . . .  44
     5.7     FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . .  44
     5.8     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . .  44
     5.9     LABOR MATTERS . . . . . . . . . . . . . . . . . . . . . . . .  44
     5.10    LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . .  44
     5.11    COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . . . . . .  45
     5.12    NO OTHER AGREEMENTS TO SELL THE ASSETS. . . . . . . . . . . .  45
     5.13    TRANSACTIONS WITH CERTAIN PERSONS . . . . . . . . . . . . . .  45
     5.14    PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     5.15    PROJECTIONS . . . . . . . . . . . . . . . . . . . . . . . . .  45
     5.16    SOLVENCY. . . . . . . . . . . . . . . . . . . . . . . . . . .  46

ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . .  46
     6.1     ORGANIZATION OF BUYER . . . . . . . . . . . . . . . . . . . . .46
     6.2     AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . .  46
     6.3     NO BROKERS. . . . . . . . . . . . . . . . . . . . . . . . . .  46
     6.4     NO CONFLICT OR VIOLATION. . . . . . . . . . . . . . . . . . .  47
     6.5     CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . .  47
     6.6     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . .  47

                                      ii

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     6.7     INVESTMENT INTENT . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VII

                   COVENANTS OF SELLERS, THE TARGET AND BUYER. . . . . . .  48
     7.1     FURTHER ASSURANCES. . . . . . . . . . . . . . . . . . . . . .  48
     7.2     BUYER'S RIGHT OF FIRST REFUSAL IN ACQUISITION TRANSACTION
             INVOLVING THE SELLERS OR THE SELLERS' SUBSIDIARIES. . . . . .  48
     7.3     EMPLOYEE MATTERS. . . . . . . . . . . . . . . . . . . . . . .  50
     7.4     USE OF PURCHASE PRICE AMOUNT. . . . . . . . . . . . . . . . .  50
     7.5     1995 YEAR END FINANCIAL STATEMENTS. . . . . . . . . . . . . .  50
     7.6     DISSOLUTION OF THE STOCKHOLDER. . . . . . . . . . . . . . . .  50
     7.7     PAYMENT OF FLEET OBLIGATION . . . . . . . . . . . . . . . . .  51
     7.8     FRANCHISE MATTERS . . . . . . . . . . . . . . . . . . . . . .  51
     7.9     NAME CHANGES. . . . . . . . . . . . . . . . . . . . . . . . .  51

ARTICLE VIII

                   ACTIONS BY SELLERS AND BUYER AFTER CLOSING. . . . . . . .51
     8.1     BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . .  51
     8.2     SURVIVAL OF REPRESENTATIONS, ETC. . . . . . . . . . . . . . .  52
     8.3     INDEMNIFICATIONS. . . . . . . . . . . . . . . . . . . . . . .  52
     8.4     INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . .  55

ARTICLE IX

                                   TAX MATTERS . . . . . . . . . . . . . .  55
     9.1     RETURNS . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     9.2     CONTESTS. . . . . . . . . . . . . . . . . . . . . . . . . . .  56
     9.3     PAYMENT OF TAXES. . . . . . . . . . . . . . . . . . . . . . .  56
     9.4     NOTICE OF CONTESTS. . . . . . . . . . . . . . . . . . . . . .  57
     9.5     COOPERATION . . . . . . . . . . . . . . . . . . . . . . . . .  58
     9.6     ELECTION UNDER SECTION 338(h)(10) . . . . . . . . . . . . . .  58
     9.7     PURCHASE PRICE ADJUSTMENT . . . . . . . . . . . . . . . . . .  58

ARTICLE X

                                  MISCELLANEOUS. . . . . . . . . . . . . .  59
     10.1    ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . .  59
     10.2    NOTICES.. . . . . . . . . . . . . . . . . . . . . . . . . . . .59
     10.3    CHOICE OF LAW . . . . . . . . . . . . . . . . . . . . . . . .  60
     10.4    SERVICE OF PROCESS, CONSENT TO JURISDICTION . . . . . . . . .  60
     10.5    ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. . . . . . . . . . .  60
     10.6    MULTIPLE COUNTERPARTS . . . . . . . . . . . . . . . . . . . .  61

                                      iii

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     10.7    EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.8    INVALIDITY. . . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.9    TITLES; GENDER. . . . . . . . . . . . . . . . . . . . . . . .  61
     10.10   PUBLICITY . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     10.11   CUMULATIVE REMEDIES.. . . . . . . . . . . . . . . . . . . . .  61
     10.12   CONFIDENTIAL INFORMATION. . . . . . . . . . . . . . . . . . .  61
     10.13   ATTORNEYS' FEES . . . . . . . . . . . . . . . . . . . . . . .  62
     10.14   LIMITATION OF LIABILITY . . . . . . . . . . . . . . . . . . .  63
     10.15   KNOWLEDGE . . . . . . . . . . . . . . . . . . . . . . . . . .  63

                            STOCK PURCHASE AGREEMENT


     This Stock Purchase Agreement, dated as of October 31, 1996 (this "AGREEMENT"), is by and among International Logistics Limited, a Delaware corporation ("BUYER"), LEP International Worldwide Limited, a company organized under the laws of England ("LIW"), LEP International Holdings Limited, a company organized under the laws of England ("HOLDINGS ONE"), LEP Holdings (North America) Limited, a company organized under the laws of England ("HOLDINGS TWO" and, together with LIW and Holdings One, the "PARENT COMPANIES") and LEP Holdings (USA) Inc., a Georgia corporation (the "STOCKHOLDER" and together with the Parent Companies, the "SELLERS").

                                    RECITALS

     A. LIW desires to sell its United States and Puerto Rico business operations, which operations in the United States and Puerto Rico are comprised entirely of LEP Profit International, Inc., a Delaware corporation (the "TARGET") and its Subsidiaries.

     B. The Stockholder, an indirect subsidiary of LIW, is the owner of all of the issued and outstanding shares of capital stock of the Target and the Target is the owner of all of the issued and outstanding shares of capital stock of each of its Subsidiaries.

     C. Buyer desires to purchase from the Stockholder, and the Stockholder desires to sell to Buyer, all of the issued and outstanding capital stock of the Target upon the terms and subject to the conditions of this Agreement (the "ACQUISITION").

     D. In connection with the Acquisition, the parties desire to set forth certain representations, warranties and covenants made each to the other as an inducement to the consummation of the Acquisition, upon the terms and subject to the conditions contained herein.

     E. In connection with the Acquisition, the Sellers are willing to indemnify Buyer, and Buyer is willing to indemnify the Sellers, against certain liabilities they may incur in connection with the Acquisition, upon the terms and subject to the conditions contained herein.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINED TERMS. As used herein, the terms set forth below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "1995 YEAR END BALANCE SHEET" shall mean the audited consolidated balance sheet of the Target and its Subsidiaries for the period ended December 31, 1995, together with the notes thereon, prepared in accordance with GAAP and previously delivered to Buyer.

          "1995 YEAR END FINANCIAL STATEMENTS" shall mean the audited consolidated balance sheets of the Target and its Subsidiaries and related audited consolidated statements of operations and income, changes in stockholders' equity and cash flow of the Target and its Subsidiaries for the twelve month period ended December 31, 1995, together with notes thereon, prepared in accordance with GAAP and previously delivered to Buyer.

          "ACCOUNTING FIRM" shall have the meaning set forth in Section 2.3(a) of this Agreement.

          "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 7.2(a) of this Agreement.

          "ACQUISITION TRANSACTION" shall have the meaning set forth in Section 7.2(a) of this Agreement.

          "ACTION" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

          "AFFILIATE" shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Without limiting the foregoing, all directors and officers of a Person that is a corporation and all managing members of a Person that is a limited liability company, shall be deemed affiliates of such Person for all purposes hereunder.

          "ANCILLARY AGREEMENTS" shall mean the License Agreement, the Escrow Agreement, the InterCompany Agreement, the Option Deed, the LIW Promissory Note Release, the Warrant Instrument, the Trademark Assignment, the Software License and Technical Support Agreement, the Source Code Deposit Agreement and the Shareholders Agreement.

          "ASSETS" shall mean, with respect to the Target and each of its Subsidiaries, all of the right, title and interest in and to all of the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal owned by the Target or any of its Subsidiaries or in which the Target or any of its Subsidiaries has any interest, including without limitation all of the right, title and interest of the Target and each of its Subsidiaries in the following:

          (i) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums);

          (ii)      all Contract Rights;

          (iii) all shares of common stock and any other ownership interests owned by the Target or such Subsidiary;

          (iv)      all tangible personal property;

          (v)       all Owned Real Property;

          (vi)      all Leases and Leasehold Estates;

          (vii)     all Leasehold Improvements;

          (viii)    all Fixtures and Equipment;

          (ix)      all Books and Records;

          (x)       all Proprietary Rights;

          (xi)      all Insurance Policies;

          (xii)     all Permits;

          (xiii)    all computers and software;

          (xiv) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, employee uniforms, wrapping, supply and packaging items, display units, telephone and fax numbers, purchasing records and any other items related to the Business;

          (xv) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to the Target or any of its Subsidiaries pertaining to the Business or affecting the Assets;

          (xvi) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by the Target or any of its Subsidiaries on or prior to the Closing Date; and

          (xvii)    all goodwill related to the Business.

          "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Target or any of its Subsidiaries or an ERISA Affiliate or under which the Target or any of its Subsidiaries or any ERISA Affiliate may incur any Liability, and (C) covers any employee or former employee of the Target or any of its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

          "BOOKS AND RECORDS" shall mean (a) all records and lists of the Target and each of its Subsidiaries pertaining to the Assets, (b) all records and lists of the Target and its Subsidiaries pertaining to the Business, customers, suppliers or personnel of each of the Target and each of its Subsidiaries, (c) all product, business and marketing plans of the Target and each of its Subsidiaries, and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by the Target and each of its Subsidiaries.

          "BUSINESS" shall mean the business conducted by the Target and its Subsidiaries of providing origin and destination services, freight forwarding, logistics, supply chain management, customs clearing services, transportation and distribution services in the United States and Puerto Rico, together with any ancillary services provided therewith.

          "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the cities of New York, New York or Atlanta, Georgia are authorized or obligated by law, regulation or executive order to remain closed.

          "BUYER" shall mean International Logistics Limited, a Delaware corporation.

          "BUYER INDEMNIFIED PARTIES" shall have the meaning set forth in
Section 8.3(a) of this Agreement.

          "CLAIM" shall have the meaning set forth in Section 8.3(d) of this Agreement.

          "CLAIM NOTICE" shall have the meaning set forth in Section 8.3(d) of this Agreement.

          "CLOSING" shall have the meaning set forth in Section 3.1 of this Agreement.

          "CLOSING BALANCE SHEET" shall have the meaning set forth in Section 2.3(a) of this Agreement.

          "CLOSING DATE" shall mean (a) October 31, 1996; or (b) such other date as Buyer and the Stockholder shall mutually agree upon.

          "CLOSING FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 2.3(a) of this Agreement.

          "CLOSING FINANCIAL STATEMENTS DELIVERY DATE" shall have the meaning set forth in Section 2.3(g) of this Agreement.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

          "CONFIDENTIAL INFORMATION" shall have the meaning set forth in
Section 10.12(b) of this Agreement.

          "CONTRACT" shall mean any agreement, contract, Lease, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation or other executory commitment to which the Target or any of its Subsidiaries is a party or is bound, or to which any Assets of the Target or any of its Subsidiaries are subject, whether oral or written, express or implied.

          "CONTRACT RIGHTS" shall mean all of the rights and obligations of the Target and each of its Subsidiaries under the Contracts.

          "CORPORATION" shall mean (i) the Target and each of its Subsidiaries,
(ii) all partnerships, joint ventures, limited liability companies, associations, joint-stock companies or trusts in which the Target or any of its Subsidiaries was at any time or is a partner, joint venturer, participant or member and (iii) all predecessor or former corporations, partnerships, joint ventures, limited liability companies, associations, joint-stock companies or trusts, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Target or any of its Subsidiaries or to which the Target or any of its Subsidiaries has succeeded.

          "COPYRIGHTS" shall mean registered copyrights, copyright applications and unregistered copyrights.

          "COURT ORDER" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

          "DAMAGES" shall have the meaning set forth in Section 8.3(a) of this Agreement.

          "DEFAULT" shall mean (a) a breach of or default under any Contract or Permit, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Permit, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Permit.

          "DISCLOSURE SCHEDULE" shall mean a schedule executed and delivered by the Sellers to Buyer as of the date hereof which sets forth the exceptions to
(i) the representations and warranties of the Sellers with respect to the Target and its Subsidiaries contained in Article IV hereof, (ii) the representations and warranties of the Sellers with respect to the Sellers contained in Article V hereof and (iii) certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          "DISCONTINUED OPERATIONS" shall mean any businesses or operations, previously sold or otherwise disposed of by any of the Sellers or by the Target or any of its Subsidiaries, including but not limited to (i) the discontinued subsidiaries set forth in Schedule 1.1 hereto and (ii) the "current inactive subsidiaries of the Target" set forth in Schedule 4.2 hereto, and any ongoing indemnification obligations in connection therewith.

          "DOCUMENTARY LETTER OF CREDIT" shall mean that certain Documentary Letter of Credit No. ASL-21033 issued by Shawmut Bank for the benefit of RFG Co. Ltd. in the face amount of $33,334.34.

          "DOWNWARD ADJUSTMENT" shall have the meaning set forth in Section 2.3(b) of this Agreement.

          "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, conditional sales agreement, encumbrance or other similar right of any third party, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

          "ENVIRONMENTAL LAWS" shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local laws, each as amended.

          "ENVIRONMENTAL CONDITIONS" shall mean the introduction into the environment of any Hazardous Substance (whether or not upon any Facility or Former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) during and in connection with the ownership, operation or occupancy of any Corporation as a result of which any Corporation has become or becomes liable to any person, or has become or becomes responsible for any environmental remediation under current Environmental Laws, or by reason of which any Facility, Former Facility or any of the Assets suffers or becomes subject to any lien under current Environmental Laws.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, or under "common control" with, or a member of an "affiliated service group" with, the Target or any of its Subsidiaries, as defined in Section 414(b), (c), (m), (n) or (o) of the Code.

          "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.2(b) of this Agreement.

          "ESCROW AMOUNT" shall have the meaning set forth in Section 2.2(b) of this Agreement.

          "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities which are used or held for use in connection with the Business.

          "FACILITY LEASES" shall mean all of the leases of Facilities, all of which are listed in Schedule 4.6(a) hereto.

          "FINANCIAL STATEMENTS" shall mean, with respect to the Target and its Subsidiaries, (i) the monthly unaudited consolidated financial statements for each of the months beginning after the Most Recent Fiscal Quarter End through and including the month ended August 30, 1996 (the "MOST RECENT MONTH END FINANCIAL STATEMENTS"), (ii) the unaudited consolidated financial statements for the fiscal quarter ended June 30, 1996 (the "MOST RECENT FISCAL QUARTER END FINANCIAL STATEMENTS"), and (iii) the Year End Financial Statements.

          "FINANCING OBLIGATIONS" shall mean (a) any indebtedness of the Target or any of its Subsidiaries for borrowed money, including without limitation the Fleet Obligation, (b) any obligations of the Target or any of its Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments,
(c) obligations of the Target or any of its Subsidiaries under capitalized leases, (d) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation of the Target or any of its Subsidiaries with respect to the deferred purchase price of property (other than customary trade credit), (e) interest rate and currency obligation swaps, hedges and similar arrangements of the Target and any of its Subsidiaries and (f) all obligations of the Target or any of its Subsidiaries to guarantee any of the foregoing types of obligations on behalf of others.

          "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by the Target or any of its Subsidiaries and used, held for use or useful in connection with the Business, wherever located, and including any such Fixtures and Equipment in the possession of any suppliers of the Target or any of its Subsidiaries, together with all warranty rights with respect thereto.

          "FLEET OBLIGATION" shall mean the credit facility (including any accrued interest thereon and any and all prepayment penalties and liquidated damages that would arise as a result of the prepayment or other early termination of the credit facility) from Fleet Capital Corporation, as successor to

Shawmut Capital Corporation, to LEP Profit International, Inc. secured in part by a letter of credit in the amount of $1,000,000 provided by TBC, in favor of Fleet Capital Corporation.

          "FOREIGN SUBSIDIARY" shall mean any Subsidiary organized under the laws of or with a principal place of business in any country other than the United States. For purposes of this Agreement, LEP Profit International, Inc. (Puerto Rico) shall not be deemed to be a "Foreign Subsidiary."

          "FORMER FACILITY" shall mean, with respect to each Corporation, each plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities which was owned, leased or operated by such Corporation at any time prior to the date hereof, but excluding any Facilities.

          "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "HAZARDOUS SUBSTANCE" shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

          "HOLDINGS ONE" shall mean LEP International Holdings Limited, a company organized under the laws of England.

          "HOLDINGS TWO" shall mean LEP Holdings (North America) Limited, a company organized under the laws of England.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INCLUDED SUBSIDIARIES" shall have the meaning set forth in Section
9.6 of this Agreement.

          "INSURANCE POLICIES" shall mean the insurance policies related to the Assets or the Business.

          "INTERCOMPANY AGREEMENT" shall mean the operations agreement by and between LIW, LIM, Buyer and the Target and each of its Subsidiaries, substantially in the form of Appendix A attached hereto.

          "INTERCOMPANY DEFICIT" shall mean the amount, if any, as of the Closing Date, by which all sums owed by the Target or any of its Subsidiaries, to the Sellers or any of the Sellers' Subsidiaries, exceeds all sums owed by the Sellers or any of the Sellers' Subsidiaries, to the Target or any of its Subsidiaries, as of such date (i.e., net payable that is payable by the Target and its Subsidiaries).

          "INTERCOMPANY SURPLUS" shall mean the amount, if any, as of the Closing Date, by which all sums owed by the Sellers or any of the Sellers' Subsidiaries, to the Target or any of its Subsidiaries, exceeds all sums owed by the Target or any of its Subsidiaries, to the Sellers or any of the Sellers' Subsidiaries, as of such date (i.e., net receivable owed to the Target and its Subsidiaries).

          "LEASED REAL PROPERTY" shall mean all leased property described in the Facility Leases.

          "LEASEHOLD ESTATES" shall mean all rights and obligations of the Target and each of its Subsidiaries as lessee under the Leases.

          "LEASEHOLD IMPROVEMENTS" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by the Target or any of its Subsidiaries.

          "LEASES" shall mean all of the existing leases with respect to the personal or real property of the Target or any of its Subsidiaries used or held for use in connection with the Business.

          "LIABILITIES" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured, known, unknown or other. "LIABILITY" shall have the correlative meaning.

          "LICENSE AGREEMENT" shall mean the trademark license agreement by and between Holdings One and the Target, substantially in the form of Appendix B attached hereto.

          "LIW" shall mean LEP International Worldwide Limited, a company organized under the laws of England.

          "LIW PROMISSORY NOTE" shall mean that certain Promissory Note, dated August 16, 1996, by LIW in favor of TBC in the principal sum of one million dollars ($1,000,000).

          "LIW PROMISSORY NOTE RELEASE" shall mean that certain Deed of Release by and between LIW and TBC pursuant to which TBC releases the obligations of LIW under the LIW Promissory Note in exchange for LIW's grant to Buyer of the Warrant Instrument, substantially in the form of Appendix C attached hereto.

          "MATERIAL ADVERSE EFFECT" shall mean with respect to the Target or any of its Subsidiaries, after giving effect to the transactions contemplated by this Agreement (except with respect to (i)(C) below), (i) a significant or substantial adverse effect or adverse change in (A) the condition (financial or otherwise) of or in the Assets of the Target and its Subsidiaries, collectively, or (B) the Business or properties, Liabilities, reserves, working capital, earnings, technology or relations with customers, public image or employees of the Target and its Subsidiaries, collectively, or (C) the right or ability of the Sellers or the Target to consummate the transactions contemplated hereby, or
(ii) any event or condition, singly or in the aggregate, which would, with the passage of time, constitute a "Material Adverse Effect."

          "MORTGAGES" shall mean with respect to the Target and each of its Subsidiaries, all deeds of trust, mortgages or other Encumbrances securing indebtedness and relating to any of the Owned Real Property of the Target or such Subsidiaries.

          "MOST RECENT FISCAL QUARTER END" shall mean June 30, 1996.

          "MOST RECENT FISCAL QUARTER END FINANCIAL STATEMENTS" shall have the meaning ascribed to it in the definition of "Financial Statements."

          "MOST RECENT MONTH END FINANCIAL STATEMENTS" shall have the meaning ascribed to it in the definition of "Financial Statements."

          "MULTIEMPLOYER PLAN" shall mean any Multiemployer Plan, as defined in
Section 3(37) or 4001(a)(3) of ERISA, (A) which the Target or any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Target or any of its Subsidiaries or any ERISA Affiliate may incur any Liability and (B) which covers any employee or former employee of the Target or any of its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

          "NET WORTH DEFICIENCY" shall have the meaning set forth in Section 2.3(d) of this Agreement.

          "NET WORTH SURPLUS" shall have the meaning set forth in Section 2.3(e) of this Agreement.

          "NET WORTH VALUE" shall have the meaning set forth in Section 2.3(f) of this Agreement.

          "NOTICE OF EXERCISE" shall have the meaning set forth in Section 7.2(b) of this Agreement.

          "NOTICE OF INTENT" shall have the meaning set forth in Section 7.2(a) of this Agreement.

          "OFFERED ITEMS" shall have the meaning set forth in Section 7.2(a) of this Agreement.

          "OFFER PRICE" shall have the meaning set forth in Section 7.2(a) of this Agreement.

          "OPTION DEED" shall mean, collectively, the Option Deed and the Warrant Instrument, substantially in the form of Appendix D attached hereto, entered into by and among Buyer, LIW and certain managers of LIW and others pursuant to which: (a) Buyer is granted the Default Option, the Warrant Option, the First Call Option, the Second Call Option and the Third Call Option (each as defined in the Option Deed, and (b) certain managers of LIW receive the Put Option (as defined in the Option Deed).

          "ORDINARY COURSE OF BUSINESS" or "ORDINARY COURSE" or any similar phrase when used with respect to the Target or any of its Subsidiaries shall mean with respect to the Target and each such Subsidiary the ordinary course of the Business and consistent with the past practices of the Target and each such Subsidiary.

          "OVERLAP PERIOD" shall have the meaning set forth in Section 9.1 of this Agreement.

          "OWNED REAL PROPERTY" shall mean all real property owned in fee by the Target and any of its Subsidiaries, including without limitation all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

          "PARENT COMPANIES" shall mean, collectively, LIW, Holdings One and Holdings Two.

          "PATENTS" shall mean all patents and patent applications and registered designs and registered design applications.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation.

          "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Target or any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Target or any of its Subsidiaries or any ERISA Affiliate may incur any Liability and (B) which covers any employee or former employee of the Target or any of its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).

          "PERMITTED ENCUMBRANCES" shall mean the Encumbrances listed on
Schedule 1.3 hereto and other Encumbrances which, individually and in the aggregate, do not materially detract from the value or transferability of the property or Assets subject thereto, or interfere in any material respect with the present use of the properties or Assets subject thereto.

          "PERMITS" shall mean all licenses, permits, franchises, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary for the conduct or operations of the Business.

          "PERSON" shall mean an individual, partnership, corporation, limited liability company, joint venture, trust, association or unincorporated organization or a government or agency or political subdivision thereof.

          "PERSONNEL" shall have the meaning set forth in Section 4.4(b)(i) of this Agreement.

          "POST-CLOSING PERIOD" shall have the meaning set forth in Section 9.2 of this Agreement.

          "PRE-CLOSING ENVIRONMENTAL MATTERS" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal, discharge, release, or other handling or disposition at any time on or prior to the Closing Date (collectively "HANDLING") of any Hazardous Substance, either in, on, under or from any Facility or Former Facility during and in connection with the ownership, operation or occupancy of any Corporation, including, without limitation, the effects of such Handling of Hazardous Substances which result in an Environmental Condition, and (b) the failure on or prior to the Closing Date of any Facility or Former Facility during the ownership, operation or occupancy of any Corporation to be in compliance with any applicable Environmental Law or the failure on or prior to the Closing Date of any operation of any Corporation to be in compliance with any applicable Environmental Laws or to have discharged liability for any past non-compliance.

          "PRE-CLOSING PERIODS" shall have the meaning set forth in Section 9.1 of this Agreement.

          "PROPRIETARY RIGHTS" shall mean all of the Copyrights, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, designs, specifications, plans, drawings and intellectual property rights of the Target and each of its Subsidiaries.

          "PURCHASE PRICE" shall have the meaning set forth in Section 2.2(a) of this Agreement.

          "REGULATIONS" shall mean any laws, statutes, ordinances, regulations, rules, court decisions and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

          "RELEASE" shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance.

          "RELEVANT TERMS" shall have the meaning set forth in Section 7.2(a) of this Agreement.

          "REPRESENTATIVE" shall mean any officer, director, principal, attorney, agent, employee or other representative.

          "S AGENT" shall mean any sales agent of the Target or any of its Subsidiaries.

          "SELLER MATERIAL ADVERSE EFFECT" shall mean with respect to the Sellers and each of the Sellers' Subsidiaries, after giving effect to the transactions contemplated hereby (except with respect to (i)(C) below), (i) a significant or substantial adverse effect or adverse change in (A) the condition (financial or otherwise) of or in the assets of (a) the Sellers and the Sellers' Subsidiaries, collectively, or (b) the Target and its Subsidiaries, collectively, or (B) the business or properties, Liabilities, reserves, working capital, earnings, technology or relations with customers, public image or employees of (a) the Sellers and the Sellers' Subsidiaries, collectively, or (b) the Target and its Subsidiaries, collectively, or (C) the right or ability of the Sellers or the Target to consummate the transactions contemplated hereby, or
(ii) any event or condition, singly or in the aggregate, which would, with the passage of time, constitute a "Seller Material Adverse Effect."

          "SELLERS" shall mean, collectively, the Stockholder and the Parent Companies.

          "SELLERS INDEMNIFIED PARTIES" shall have the meaning set forth in section 8.3(b) of this Agreement.

          "SELLERS' SUBSIDIARY" shall mean (a) any corporation in an unbroken chain of corporations beginning with LIW if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which LIW or any of the Sellers' Subsidiaries is a general partner and any limited liability company in which LIW or any of the Sellers' Subsidiaries is a managing member, or (c) any partnership or limited liability company in which LIW or any of the Sellers' Subsidiaries possesses more than a 50% interest in the total capital or total income of such partnership or limited liability company. For the purposes of this Agreement, "Sellers' Subsidiaries" shall be deemed to exclude the Target and its Subsidiaries.

          "SELLERS' ACCOUNTANT" shall have the meaning set forth in Section 2.3(a) of this Agreement.

          "SHAREHOLDERS AGREEMENT" shall mean that Shareholders' Agreement by and among Buyer, certain managers of LIW and others, substantially in the form of Appendix I, attached hereto.

          "SOFTWARE LICENSE AND TECHNICAL SUPPORT AGREEMENT" shall mean that agreement by and between LEP International Management Limited, an English company ("LIM") and the Target, substantially in the form of Appendix G, attached hereto.

          "SOURCE CODE DEPOSIT AGREEMENT" shall mean that agreement by and between LIM and the Target, substantially in the form of Appendix H, attached hereto.

          "STOCKHOLDER" shall mean LEP Holdings (USA) Inc., a Georgia corporation.

          "SUBSIDIARY" shall mean (a) any corporation in an unbroken chain of corporations beginning with the Target if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Target or any of its Subsidiaries is a general partner and any limited liability company in which the Target or any of its Subsidiaries is a managing member, or (c) any partnership or limited liability company in which the Target or any of its Subsidiaries possesses more than a 50% interest in the total capital or total income of such partnership or limited liability company.

          "TAX" shall mean any federal, state, local or foreign net or gross income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, levy, impost, governmental fee or like assessment or charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, imposed by any governmental authority or arising under any tax law or agreement, including, without limitation, any joint venture or partnership agreement.

          "TBC" shall mean The Bekins Company, a Delaware corporation.

          "TRADEMARKS" shall mean registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

          "TRADEMARK ASSIGNMENT" shall mean the trademark assignment by the Target to Holdings One with respect to the "LEP" trademark, substantially in the form of Appendix E attached hereto.

          "UPWARD ADJUSTMENT" shall have the meaning set forth in Section 2.3(c) of this Agreement.

          "WARRANT INSTRUMENT" shall mean that certain warrant issued by LIW to the Buyer granting the right to exercise such warrant and receive 419,900 shares of ordinary stock of LIW at no additional cost, substantially in the form of Appendix J attached hereto.

          "WARRANTS" shall mean (a) agreements, rights to subscribe (including any preemptive rights), options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire any common stock or other securities of LIW, and (b) outstanding securities of LIW that are convertible into or exchangeable for capital stock or other securities of LIW.

          "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which the Target or any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Target or any of its Subsidiaries or any ERISA Affiliate may incur any Liability and (B) which covers any employee or former employee of the Target or any of its Subsidiaries or any ERISA Affiliate (with respect to their relationship with such entities).


                                   ARTICLE II

                           PURCHASE AND SALE OF STOCK

     2.1 TRANSFER OF STOCK. Upon the terms and subject to the conditions contained herein, at the Closing, the Stockholder shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Stockholder, all of the outstanding shares of capital stock of the Target as set forth in
Schedule 2.1 of this Agreement.

     2.2  PURCHASE PRICE.

          (a) PURCHASE PRICE. At the Closing, upon the terms and subject to the conditions set forth herein, in consideration for the transfer of all the shares of capital stock of the Target pursuant to Section 2.1 of this Agreement, the Stockholder shall be entitled to receive and the Buyer shall be obligated to pay four million five hundred thousand dollars ($4,500,000) in cash (the "PURCHASE PRICE"). Buyer shall pay the Purchase Price, less the Escrow Amount (as defined below), by wire transfer of immediately available funds to an account designated by the Stockholder.

          (b) ESCROW AGREEMENT. In order to establish a procedure for the satisfaction of any claims by any Buyer Indemnified Party for indemnification pursuant to Section 8.3 or Article IX hereof, the Sellers shall enter into an escrow agreement with Buyer and the Escrow Agent, substantially in the form of Appendix F attached hereto (the "ESCROW AGREEMENT"), pursuant to which seven-hundred and fifty thousand dollars ($750,000) of the Purchase Price shall be held in escrow until the first anniversary of the Closing Date, subject to the terms of the Escrow Agreement. Pursuant to the Escrow Agreement, the Sellers hereby direct Buyer to deliver to the Escrow Agent (as such term is defined in the Escrow Agreement), and at the Closing Buyer shall wire to the Escrow Agent in immediately available funds, an aggregate of seven-hundred and fifty thousand dollars ($750,000) in cash out of the aggregate amount of the Purchase Price (the "ESCROW AMOUNT"). The respective indemnification obligations of the Sellers hereunder shall not be limited to the Escrow Amount.

     2.3  POST-CLOSING ADJUSTMENT.

          (a) CLOSING BALANCE SHEET. Schedule 2.3 of the Disclosure Schedule sets forth a calculation of the actual cash paid to the Sellers at Closing and the estimated Net Worth Value. As promptly as practicable after the Closing Date (but in no event more than ninety (90) days after the Closing Date), Buyer will cause the Target to prepare and deliver to the Sellers consolidated combined financial statements of the Target and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date (the "CLOSING FINANCIAL STATEMENTS"). The Closing Financial Statements shall be accompanied by a certificate of the Chief Financial Officer of the Target to the effect that the Closing Financial Statements present fairly, in accordance with GAAP and the accounting practices of the Target and its Subsidiaries applied on a basis consistent with the Financial Statements except with respect to those changes set forth on Schedule 4.10, the financial condition of the Target and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date. The balance sheet contained in the Closing Financial Statements shall be referred to herein as the "CLOSING BALANCE SHEET." The Closing Financial Statements will be prepared in accordance with GAAP, applied on a basis consistent with the 1995 Year End Financial Statements, except with respect to certain agreed changes in accounting policies as set forth in
Schedule 4.10 attached hereto and incorporated herein by this reference. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules, including a calculation of the Net Worth Value. The Sellers and a firm of independent public accountants designated by the Sellers (the "SELLERS' ACCOUNTANT") will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Target and its Subsidiaries to aid in their review of the Closing Financial Statements. The Closing Financial Statements shall be deemed to be accepted by the Sellers and shall be conclusive for the purposes of the adjustment described in Sections 2.3(b) and 2.3(c) hereof except to the extent, if any, that the Sellers or the Sellers' Accountant shall have delivered, within thirty (30) days after the date on which the Closing Financial Statements are delivered to the Sellers, a written notice to Buyer stating each and every item to which the Sellers take exception, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed as provided herein shall be paid promptly). If a change proposed by the Sellers is disputed by Buyer, then Buyer and the Sellers shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which the Sellers give Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and the Sellers hereby agree that Ernst & Young, LLP (the "ACCOUNTING FIRM") shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by the Sellers and Buyer, and not by independent review, only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 2.3(a). The fees and expenses of the Accounting Firm, if any, shall be paid equally by Buyer and the Stockholder; PROVIDED, HOWEVER, that, if the

Accounting Firm determines that either party's position is totally correct, then the other party shall pay one hundred percent (100%) of the costs and expenses incurred by the Accounting Firm in connection with any such determination.

          (b) In the event that there is a Net Worth Deficiency (as defined below) with respect to the Target and its Subsidiaries, the Sellers shall pay to Buyer, as an adjustment to the Purchase Price, an amount equal to (i) the Net Worth Deficiency, (ii) plus the amount of the InterCompany Surplus, if any,
(iii) minus the amount of the InterCompany Deficit, if any (the "DOWNWARD ADJUSTMENT"); PROVIDED, HOWEVER, if the Downward Adjustment is a negative number, then Buyer shall pay to the Stockholder an amount equal to (i) the InterCompany Deficit minus (ii) the Net Worth Deficiency. Any payments required to be made by the Sellers pursuant to this Section 2.3(b) or pursuant to Section 2.3(c) shall be made within ten (10) days of the Closing Financial Statements Delivery Date (as defined below) by wire transfer of immediately available funds to an account designated by Buyer.

          (c) In the event that there is a Net Worth Surplus (as defined below) with respect to the Target and its Subsidiaries, Buyer shall pay to the Stockholder, as an adjustment to the Purchase Price, an amount equal to (i) the Net Worth Surplus, (ii) plus the amount of the InterCompany Deficit, if any,
(iii) minus the amount of the InterCompany Surplus, if any (the "UPWARD ADJUSTMENT"); PROVIDED, HOWEVER, that If the Upward Adjustment is a negative number, then the Sellers shall pay to Buyer an amount equal to (i) the InterCompany Surplus minus (ii) the Net Worth Surplus. Any payments required to be made by Buyer pursuant to this Section 2.3(c) or pursuant to Section 2.3(b) shall be made within ten (10) days of the Closing Financial Statements Delivery Date by wire transfer of immediately available funds to an account designated by the Stockholder.

          (d) The term "NET WORTH DEFICIENCY" shall mean, with respect to the Target and its Subsidiaries, the amount, if any, by which the Net Worth Value is a deficit greater than three million five hundred thousand dollars
(- $3,500,000).

          (e) The term "NET WORTH SURPLUS" shall mean, with respect to the Target and its Subsidiaries, the amount, if any, by which the Net Worth Value is greater than a deficit of three million five hundred thousand dollars
(- $3,500,000).

          (f) The term "NET WORTH VALUE" shall mean, with respect to the Target and its Subsidiaries, the (i) net amount of the Assets, (ii) less the value of the Liabilities (including but not limited to the Financing Obligations exclusive of the face amount of the Documentary Letter of Credit) as set forth on the Closing Balance Sheet; PROVIDED, HOWEVER, that if any change to the Closing Financial Statements is agreed to by the Target and the Stockholder in accordance with Section 2.3(a), or any dispute between the Target and the Stockholder with respect to the Closing Financial Statements is resolved in accordance with Section 2.3(a), then "NET WORTH VALUE" shall be calculated after giving effect to any such change or resolution.

          (g) The term "CLOSING FINANCIAL STATEMENTS DELIVERY DATE" shall mean the date on which the Closing Financial Statements are delivered pursuant to
Section 2.3(a); PROVIDED, HOWEVER, that if the Sellers take exception to any item in the Closing Financial Statements, the Closing Financial Statements Delivery Date shall be the date on which the Target and the Stockholder agree in writing to any change as provided in Section 2.3(a) or the date on which the Accounting Firm delivers its decision with respect to such dispute as provided in Section 2.3(a).

     2.4 INTERCOMPANY RECEIVABLES AND PAYABLES. On the Closing Financial Statements Delivery Date, all intercompany payables and receivables, between the Target and its Subsidiaries on the one hand, and the Sellers and the Sellers' Subsidiaries on the other hand, shall be settled and liquidated in the manner set forth in Sections 2.3(b) and 2.3(c) of this Agreement.


                                   ARTICLE III

                                     CLOSING

     3.1 CLOSING. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "CLOSING") shall be held at 9:00 a.m. local time on the Closing Date at the offices of Latham & Watkins, Sears Tower, Suite 5800, 233 South Wacker Drive, Chicago, IL 60606, unless the parties hereto otherwise agree.

     3.2  DELIVERIES AT CLOSING.

          (a) STOCK CERTIFICATES. To effect the Acquisition, the Stockholder shall, on the Closing Date, deliver to Buyer certificates(s) evidencing all of the capital stock of the Target, free and clear of any Encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

          (b) BUYER CERTIFICATES. To effect the Acquisition, Buyer will furnish the Sellers with such certificates of its officers and others as may be reasonably requested by the Sellers, which certificates shall include, but not be limited to:

               (i) a certificate executed by the Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (A) a true and complete copy of the Certificate of Incorporation of Buyer, (B) a true and complete copy of the Bylaws of Buyer, (C) a true and complete copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby, and (iv) incumbency matters;

               (ii) a copy of the Certificate of Incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of Delaware; and

               (iii) a certificate of the Secretary of State of Delaware certifying the good standing of Buyer in its state of incorporation.

          (c) OPINION OF BUYER'S COUNSEL. At the Closing, Buyer shall deliver to the Stockholder an opinion of Latham & Watkins, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the parties and customary in transactions of the type contemplated by this Agreement.

          (d) SELLER CERTIFICATES. To effect the Acquisition, the Sellers shall and shall cause the Target to furnish the Buyer with such certificates of its officers and others as may be reasonably requested by the Buyer, which certificates shall include, but not be limited to:

               (i) a certificate executed by the Secretary or an Assistant Secretary of each of the Sellers and of the Target and each of its Subsidiaries certifying as of the Closing Date (A) a true and complete copy of the Articles or Certificate of Incorporation (or such other comparable organizational documents) of each of the Sellers and of the Target and each such Subsidiary,
(B) a true and complete copy of the Bylaws of each of the Sellers and of the Target and each such Subsidiary, (C) incumbency matters and (D) with respect to each of the Sellers, (1) a true and correct copy of the resolutions of the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement by such Seller and the consummation of the transactions contemplated hereby, and (2) approval and adoption of this Agreement by any requisite vote or consent of the shareholders of such Seller;

               (ii) a copy of the Articles or Certificate of Incorporation (or such other comparable organizational documents) of each of the Sellers and of the Target and each of its Subsidiaries and all amendments thereto, certified as of a recent date by the appropriate Secretary of State or such other appropriate authority; and

               (iii) a certificate of the appropriate Secretary of State certifying the good standing of the Target and each of its Subsidiaries in its state of incorporation and all states in which it is qualified to do business.

          (e) OPINION OF SELLERS' COUNSEL. The Sellers shall deliver to Buyer an opinion of Troutman Sanders LLP, special counsel to the Sellers, and, to the extent reasonably requested by Buyer, local counsel (including but not limited to New York counsel with respect to enforceability), dated as of the Closing Date, in form and substance reasonably satisfactory to the parties and customary in transactions of the type contemplated by this Agreement.

     3.3  OTHER CLOSING TRANSACTIONS.

          (a) PAYMENT OF PURCHASE PRICE. At the Closing, Buyer shall deliver to the Stockholder the Purchase Price as provided in Section 2.2.

          (b) INTERCOMPANY AGREEMENT. At the Closing, the Buyer, LIW, LIM and the Target and its Subsidiaries shall enter into the Intercompany Agreement substantially in the form of Appendix A attached hereto.

          (c) LICENSE AGREEMENT. At the Closing, the Target and Holdings One shall enter into the License Agreement substantially in the form of Appendix B attached hereto.

          (d) LIW PROMISSORY NOTE RELEASE. At the Closing, TBC and LIW shall enter into the LIW Promissory Note Release substantially in the form of Appendix C attached hereto.

          (e) OPTION DEED. At the Closing, the Buyer and certain managers of LIW and others shall enter into the Option Deed substantially in the form of Appendix D attached hereto.

          (f) TRADEMARK ASSIGNMENT. At the Closing, the Target shall deliver the Trademark Assignment, substantially in the form of Appendix E attached hereto, to Holdings One.

          (g) ESCROW AGREEMENT. At the Closing, the Sellers shall enter into the Escrow Agreement with Buyer and the Escrow Agent substantially in the form of Appendix F attached hereto and Buyer shall deposit the Escrow Amount into escrow thereunder contemplated by Section 2.2(b).

          (h) SOFTWARE LICENSE AND TECHNICAL SUPPORT AGREEMENT. At the Closing, the Target and LIM shall enter into the Software License and Technical Support Agreement, substantially in the form of Appendix G attached hereto.

          (i) SOURCE CODE DEPOSIT AGREEMENT. At the Closing, the Target and LIM shall enter into the Source Code Deposit Agreement, substantially in the form of Appendix H hereto.

          (j) SHAREHOLDERS AGREEMENT. At the Closing, Buyer and certain managers of LIW and others shall enter into the Shareholders Agreement, substantially in the form of Appendix I attached hereto.

          (k) WARRANT INSTRUMENT. At the Closing, LIW shall execute the Warrant Instrument, substantially in the form of Appendix J hereto.

          (l) PAYMENT OF FLEET OBLIGATION. Concurrently with the Closing, Buyer shall cause the Target to retire the aggregate amount of the Fleet Obligation.

          (m) NONFOREIGN AFFIDAVIT. At the Closing, the Stockholder shall furnish Buyer an affidavit, stating, under penalty of perjury, such transferor's United States taxpayer identification number and that such transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

          (n) HOULIHAN LOKEY OPINION. At the Closing, LIW and Buyer shall be furnished with an opinion from Houlihan, Lokey, Howard & Zukin, Inc. stating that the Purchase Price (plus the amount of the Financing Obligations being assumed or retired by Buyer as set forth herein) is at least equal to the fair value of the aggregate assets of the Target and its Subsidiaries, with fair value being defined as the amount at which the aggregate assets of the Target and its Subsidiaries would change hands between a willing Buyer and a willing Seller, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both. The costs of such opinion shall be paid by Buyer.


                                  ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE
                         TARGET AND ITS SUBSIDIARIES


          The Sellers hereby, jointly and severally, represent and warrant to Buyer as follows (except as otherwise set forth in the numbered section of the Disclosure Schedule corresponding to the Sections of this Article to which such exception pertains), which representations and warranties are, as of the date hereof, true and correct:

     4.1 ORGANIZATION OF THE TARGET AND EACH OF ITS SUBSIDIARIES. (a) The Target and each of its active Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation with full power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and Assets. The Target and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of the Business or ownership (or leasing) of its properties, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Certificates or Articles of Incorporation and Bylaws of the Target and each of its Subsidiaries, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.
Schedule 4.1(a) contains a true, correct and complete list of all jurisdictions in which the Target and each of its Subsidiaries is qualified to do business as a foreign corporation.

          (b) The authorized, issued and outstanding shares of capital stock of the Target and each of its Subsidiaries are set forth in Schedule 4.1(b) hereto. All of the outstanding shares of capital stock of the Target and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Schedule 4.1(b), the Stockholder has good and valid title to all of the issued and outstanding shares of capital stock of the Target free and clear of all Encumbrances with full right, power and authority to transfer such shares to Buyer subject to securing the consents set forth in Schedule 4.1(b) hereof. Except as set forth in Schedule 4.1(b), the Target owns all of the issued and outstanding shares of capital stock of each of its Subsidiaries. Except as set forth in Schedule 4.1(b), there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of (or other ownership interests in) the Target or any of its Subsidiaries or any securities convertible into or exchangeable for shares of capital stock or other securities issued by (or other ownership interests in) the Target or any of its Subsidiaries or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by (or other ownership interests in) the Target or any of its Subsidiaries. Upon delivery to Buyer and the payment in full of the Fleet Obligation, the capital stock of the Target and its Subsidiaries will be free and clear of all Encumbrances and shall be duly authorized, validly issued, fully paid and non-assessable.

     4.2 SUBSIDIARIES. Except as set forth in Schedule 4.2, the Target (a) does not have any Subsidiaries nor (b) any direct or indirect stock or other ownership interest (whether controlling or not) in any Person.

     4.3 AUTHORIZATION. The Target and each of its Subsidiaries have all requisite corporate power and authority, and have taken all corporate action necessary, to own, lease and operate their respective Assets and to conduct the Business as it is presently being conducted. The Target has all requisite power and authority, and has taken all action necessary, to execute and deliver the Ancillary Agreements to which it is a party, to consummate the transactions contemplated thereby and to perform its obligations thereunder. The execution and delivery by the Target of the Ancillary Agreements to which it is a party and the consummation by the Target of the transactions contemplated thereby have been duly approved by the board of directors and, to the extent required under applicable corporate laws, shareholders of the Target. No other proceedings or actions on the part of the Target are necessary to authorize the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.
Each of the Ancillary Agreements to which it is a party have been duly executed and delivered by the Target, and each such agreement is a legal, valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except as such enforceability may be limited by
(i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

     4.4  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 4.4:

          (a) since June 30, 1996, there has not been any actual or, to the knowledge of the Sellers, threatened change in the Assets or the Business, or the Liabilities, earnings, results of operations or financial condition of the Target or any of its Subsidiaries that would have a Material Adverse Effect;

          (b) since June 30, 1996, there has not been (i) except for normal periodic increases in the ordinary course of business or pursuant to the collective bargaining agreements to which the Target or any of its Subsidiaries are a party as set forth in Schedule 4.13, any increase in the compensation payable or to become payable by the Target or any of its Subsidiaries to any of its current or former officers, employees, or agents (collectively, "PERSONNEL"), (ii) any grant, payment or accrual, contingent or otherwise, for or to the credit of any of the Personnel with respect to any bonus, incentive compensation, service award or other like benefit other than in the ordinary course of business, (iii) any adoption, creation or amendment of any Employee Plan of the Target or any of its Subsidiaries, (iv) any written employment agreement made by the Target or any of its Subsidiaries to which the Target or any of its Subsidiaries is a party or (v) any other material change in employment terms for any officers, employees or agents of the Target or any of its Subsidiaries other than in the ordinary course of business;

          (c) since December 31, 1995, there has not been any sale, lease, assignment or transfer of any of the Assets, other than to persons that are not affiliates for fair consideration and in the ordinary course of business;

          (d) since June 30, 1996, there has not been any cancellation of any indebtedness or waiver or release of any right or claim of the Target or any of its Subsidiaries relating to its activities or properties in connection with the Assets or the Business, except where such cancellation, release or waiver would not, individually or in the aggregate, have a Material Adverse Effect;

          (e) since June 30, 1996, there has not been any amendment, cancellation or termination of any Contract, commitment, agreement, transaction or Permit relating to the Assets or the Business or entry into any Contract, commitment, agreement, Lease, transaction or Permit which, in each case, is not in the ordinary course of business;

          (f) since June 30, 1996, there has not been any damage, destruction or loss of Assets (whether or not covered by insurance) which would have a Material Adverse Effect.

          (g) since June 30, 1996, there has not been any change in employee relations which has or would have a Material Adverse Effect;

          (h) since December 31, 1995, there has not been any change in accounting methods, principles or practices by the Target or any of its Subsidiaries;

          (i) since June 30, 1996, there has not been any revaluation of any of the Assets of the Target or any of its Subsidiaries, including without limitation writing down the value of inventory or writing off notes or accounts receivable except in the ordinary course of business, except for such revaluation of Assets which would not have, either individually or in the aggregate, a Material Adverse Effect;

          (j) since June 30, 1996, except for certain pledges to TBC, there has not been any mortgage, pledge or other Encumbrance of any Assets, except Permitted Encumbrances;

          (k) since December 31, 1995, except for the Fleet Obligation and certain indebtedness to TBC, there has not been any incurrence of indebtedness by the Target or any of its Subsidiaries for borrowed money or commitment to borrow money entered into by the Target or any of its Subsidiaries, or any loans made or agreed to be made by the Target or any of its Subsidiaries, or indebtedness guaranteed by the Target or any of its Subsidiaries, in excess of $100,000 (exclusive of freight costs and customs duties) for any single item (or series of similar items with the same party or parties);

          (l) since December 31, 1995, there has not been any incurrence, payment, discharge or satisfaction by the Target or any of its Subsidiaries of Liabilities, except Liabilities incurred, paid, discharged or satisfied in the ordinary course of business and not in excess of $100,000 (exclusive of freight costs and customs duties) for any single item (or series of similar items with the same party or parties);

          (m) since December 31, 1995, there has not been any capital expenditure or the execution of any Lease or Contract (or series of related Leases or Contracts) or any incurring of liability therefor, in each case by the Target and its Subsidiaries (i) involving affiliates of the Target or any of its Subsidiaries, (ii) involving payments, individually or, for a series of related Contracts involving payments to or from the same party or parties, in the aggregate, in excess of $100,000, or (iii) outside of the ordinary course of business;

          (n) since June 30, 1996, there has not been any failure to pay or satisfy when due any Liability of the Target and its Subsidiaries, except where the failure would not have a Material Adverse Effect;

          (o) since June 30, 1996, there has not been any failure of the Target or any of its Subsidiaries to carry on diligently (given the financial condition of the Target and its Subsidiaries) the Business in the ordinary course;

          (p) since December 31, 1995, other than pursuant to this Agreement, there has not been any issuance of any shares of capital stock of the Target or any of its Subsidiaries or any rights or options to purchase any such shares, payment of dividends in cash or otherwise or any other distribution on account of the capital stock of the Target and any of its Subsidiaries;

          (q) since June 30, 1996, there has not been any acceleration of the payment by the Target or any of its Subsidiaries of any accounts payable to LIW and/or any affiliate of LIW outside of the normal MCS terms (as such terms are defined in the Intercompany Agreement);

          (r) to the knowledge of the Sellers, since June 30, 1996, there has not occurred any other event or condition which in any one case or in the aggregate would have a Material Adverse Effect;

          (s) agreement by any Seller or the Target or any of its Subsidiaries to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein.

     4.5 TITLE TO ASSETS. Schedule 4.5 contains accurate lists or summary descriptions of categories of all tangible Assets owned or leased by the Target and any of its Subsidiaries where the value of an individual item exceeds $50,000 at current book value or where an aggregate of similar items exceeds $100,000 at current book value. Except as set forth in Schedule 4.5, the Target and each of its Subsidiaries owns or has the right to use its respective Assets free and clear of any Encumbrances, except for Encumbrances specifically identified in Schedule 4.5 and Permitted Encumbrances. The Assets include without limitation all assets necessary for the conduct of the Business. All tangible assets and properties which are part of the Assets conform in all respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation except where the failure to conform would not have a Material Adverse Effect.

     4.6  FACILITIES.

          (a) FACILITIES. Neither the Target nor any of its Subsidiaries owns any Owned Real Property. Schedule 4.6(a) also contains a complete and accurate description of the following terms of all Facility Leases of the Target and any of its Subsidiaries: (i) a general description of the leased property or items,
(ii) the term, (iii) the applicable rent and (iv) any requirements for the consent of third parties to assignments thereof or to the change of control or ownership of The Target. To the knowledge of the Sellers, all Facility Leases of the Target and any of its Subsidiaries are valid, binding and enforceable in accordance with their terms and, to the knowledge of the Sellers, are in full force and effect; except as set forth in Schedule 4.6, no event exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a Default thereunder on the part of the Target or any of its Subsidiaries which would terminate or cause a material Liability under any Facility Leases; and, to the knowledge of the Sellers, there exists no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a Default thereunder by any other party.

          (b) ACTIONS. There are no pending condemnation proceedings, administrative proceeding or other Actions against the Target or any of its Subsidiaries with respect to any of the Facility Leases, or to the knowledge of the Sellers, pending or threatened condemnation proceedings, administrative proceedings or other Actions otherwise with respect to any of the Facility Leases.

          (c) LEASES OR OTHER AGREEMENTS. Except for Facility Leases listed in Schedule 4.6, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements with respect to real property, written or oral, involving, individually or in the aggregate, the payment of $50,000 or more to or by the Target or any of its Subsidiaries during any twelve-month period and granting to any Person the right to purchase, use or occupy any Facility or any real property.

          (d) FACILITY LEASES AND LEASED REAL PROPERTY. With respect to each Facility Lease, the Target and each of its Subsidiaries that is a party to such Facility Lease has an interest in the Leasehold Estate, subject only to Permitted Encumbrances and those Encumbrances set forth in Schedule 4.6(d). Except as set forth in Schedule 4.6, the Target and each of its Subsidiaries enjoys peaceful and undisturbed possession of all the Leased Real Property it leases, subject to the rights of the fee owners and the terms of the Facility Leases, and the Target and each of its Subsidiaries has performed all the obligations required to be performed by it through the date hereof, except where the failure to perform would not, either individually or in the aggregate, have a Material Adverse Effect.

          (e) CERTIFICATE OF OCCUPANCY. To the knowledge of the Sellers, all Facilities have received all required approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all respects in accordance with applicable Regulations, except where the failure to receive such approvals or comply with any such Regulation would not have a Material Adverse Effect.

          (f)  UTILITIES.  All Facilities are supplied with utilities
(including without limitation water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated, and, to the knowledge of the Sellers, there is no condition which would result in the termination of the present access from any Facility to such utility services.

          (g) IMPROVEMENTS, FIXTURES AND EQUIPMENT. The improvements constructed on the Facilities, including without limitation all Leasehold Improvements are (i) insured to the extent and in a manner customary in the industry, (ii) to the knowledge of the Sellers, structurally sound with no material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear, (iv) to the knowledge of the Sellers, sufficient for the operation of the Business as presently conducted and (v) in conformity with all applicable Regulations, except where the failure to be insured, structurally sound, in good operating condition and repair or to conform with any such Regulation would not have a Material Adverse Effect. None of the improvements is subject to any commitment or other arrangement for their sale or use by any affiliate of the Target or any of its Subsidiaries or, to the knowledge of the Sellers, any third party that would materially interfere with the use thereof.

          (h) NO SPECIAL ASSESSMENT. Neither the Target nor any of its Subsidiaries has received notice of any special assessment relating to any Facility or any portion thereof and, to the knowledge of the Sellers, there is no pending or threatened special assessment.

     4.7  CONTRACTS AND COMMITMENTS.

          (a) CONTRACTS. Schedule 4.7(a) lists the following Contracts, agreements and other written arrangements to which the Target and any of its Subsidiaries is a party, or by which the Assets of the Target or any such Subsidiary are bound, including without limitation:

               (i)      Contracts not made in the ordinary course of business;

               (ii) written employment and severance agreements, including without limitation Contracts (A) to employ or terminate officers or other Personnel and other Contracts with present or former officers, directors or shareholders or other Personnel of the Target or any of its Subsidiaries or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or the Target or any of its Subsidiaries any severance, termination, "golden parachute," or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

               (iii)    labor or union contracts;

               (iv) excluding Contracts with S-Agents and employees, written sales, commission, consulting or agency Contracts related to the Assets or the Business requiring payments by the Target or its Subsidiaries in excess of $50,000 during any twelve-month period;

               (v) options with respect to any property, real or personal, whether the Target or any of its Subsidiaries shall be the grantor or grantee thereunder, providing for payments in excess of $50,000;

               (vi) excluding Contracts that are cancelable by the Target (in the case of Contracts entered into by the Target) and its Subsidiaries (in the case of contracts that are entered into by the Target's Subsidiaries) without penalty or increased cost, written Contracts for the performance of services or delivery of goods by the Target or any of its Subsidiaries involving receipts in excess of $500,000 (exclusive of freight charges and customs duties) or expenditures in excess of $50,000 (exclusive of freight charges and customs duties) in any twelve-month period;

               (vii) excluding Contracts that are cancelable by the Target (in the case of Contracts entered into by the Target) and its Subsidiaries (in the case of contracts that are entered into by the Target's Subsidiaries) without penalty or increased cost, Contracts involving expenditures or Liabilities, actual or potential, which individually involve in excess of $50,000 (exclusive of freight charges and customs duties) in any twelve-month period;

               (viii) promissory notes, loans, indentures, evidences of indebtedness, letters of credit, guarantees, or other similar instruments relating to an obligation to repay borrowed money, individually or in the aggregate in excess of $25,000, whether the Target or any of its Subsidiaries shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by the Target or any such Subsidiary in the ordinary course of business to purchasers of its products or services);

               (ix) Contracts containing covenants materially limiting the freedom of the Target or any of its Subsidiaries or any officer, director, shareholder or affiliate of the Target or any of its Subsidiaries, (i) to engage in any line of business which is competitive with the Business, or (ii) except for covenants running in favor of the Target or any of its Subsidiaries, to compete with any Person with respect to the Business;

               (x) except for agreements with S Agents, written arrangements (or group of related written arrangements) constituting a partnership or joint venture between the Target or any of its Subsidiaries and any other Person;

               (xi) written arrangements between the Target or any of its Subsidiaries and any of their respective directors, officers, shareholders or employees, any affiliate thereof or any member of any such person's immediate family (x) providing for the furnishing of material services by, (y) providing for the rental of material real or personal property from, or (z) otherwise requiring material payments to (other than for services as officers, directors or employees of the Target or any such Subsidiary), any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner;

               (xii) Contracts that materially limit or contain material restrictions on the ability of the Target or any of its Subsidiaries to purchase or sell any Assets;

               (xiii) Contracts with the United States, any state or local government or any agency or department thereof;

               (xiv)    Leases of real property; and

               (xv) Leases of personal property providing for lease payments in excess of $50,000 and not cancelable (without Liability) within 30 calendar days.

The Target and its Subsidiaries have made available to Buyer true, correct and complete copies of all of the Contracts listed in Schedule 4.7(a), including all amendments and supplements thereto.

          (b) ABSENCE OF BREACHES AND DEFAULTS. All of the Contracts to which the Target or any of its Subsidiaries is party or by which it or any of the Assets is bound or affected are valid, binding and enforceable in accordance with their terms, except where any such failure to be enforceable would not, either individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.7(b), the Target and each of its Subsidiaries has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each such Contract, except where the failure to fulfill its obligations thereunder, or the failure to take any such action to enable it to fulfill its obligations thereunder, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in
Schedule 4.7(b), the Target and each of its Subsidiaries which is a party to such Contracts and, to the knowledge of the Sellers, each other party to such Contracts has complied in all material respects with the provisions thereof and is not in Default thereunder, except where such Default would not, either individually or in the aggregate, have a Material Adverse Effect, and no notice of any claim of Default has been given to the Target or any of its Subsidiaries. Neither the Target nor any of its Subsidiaries has reason to believe that any outstanding bid, proposal or any unfinished Contract will upon performance by the Target or any of its Subsidiaries result in a loss to the Target or such Subsidiary, except where such loss would not have a Material Adverse Effect.

          (c) SERVICE WARRANTY. Except as set forth in Schedule 4.7(c), neither the Target nor any of its Subsidiaries has committed any act, and there has been no omission, which will result in, and there has been no occurrence which will give rise to, Liability for breach of warranty (whether covered by insurance or not) on the part of the Target or any of its Subsidiaries, with respect to products maintained, delivered or installed or services rendered prior to or on the Closing Date, except for such Liabilities which would not, either individually or in the aggregate, have a Material Adverse Effect.

     4.8  PERMITS, CONSENTS AND APPROVALS.

          (a) Schedule 4.8(a) sets forth a complete list of all material Permits used in the operation of the Business or otherwise held by the Target or any of its Subsidiaries with respect to the Business. The Target and each of its Subsidiaries has all Permits required to be maintained by the Target or any of its Subsidiaries under any Regulation (including applicable Environmental
Laws) in the operation of its Business or in the ownership of the Assets, and possesses such Permits free and clear of all Encumbrances, other than Permitted Encumbrances and Encumbrances identified in Schedule 4.8(a), except Permits the failure of which to obtain would not have a Material Adverse Effect. To the knowledge of the Sellers neither the Target nor any of its Subsidiaries is in Default, nor has the Target or any of its Subsidiaries received any notice of any claim of Default, with respect to any such Permit. Except as set forth in
Schedule 4.8(a), none of the rights of the Target or any of its Subsidiaries in any Permit will be adversely affected by the completion of the transactions contemplated by this Agreement. Except for Permits set forth in Schedule 4.8(a), no present or former shareholder, director, officer or employee of the Target or any of its Subsidiaries or any affiliate thereof, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which any Seller owns, possesses or uses.

          (b) Other than in connection with or in compliance with the provisions of the HSR Act, and except as disclosed in Schedule 4.8(b) hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by the Target or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.
Schedule 4.8(b) sets forth all Contracts which require the consent of the other parties thereto to any "change of control" or similar event with respect to the Target or any of its Subsidiaries.

     4.9 NO CONFLICT OR VIOLATION. Except as set forth in Schedule 4.9, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Target or any of its Subsidiaries with any of the provisions hereof, will (a) violate any provision of the Articles of Incorporation or Bylaws of the Target or any of its Subsidiaries, (b) violate or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any Contract or Permit (i) to which the Target or any of its Subsidiaries is a party or (ii) by which the Assets are bound, (c) violate any Regulation or

Court Order or (d) impose any Encumbrance on any of the Assets or the Business, other than Permitted Encumbrances, except in the cases of each of clauses (b), (c) and (d) above, for such violations, Defaults, terminations, accelerations or creations of Encumbrances which, individually and in the aggregate, would have a Material Adverse Effect.

     4.10 FINANCIAL STATEMENTS. The Target and each of its Subsidiaries have heretofore delivered to Buyer true and complete copies of the Financial Statements. The Financial Statements (a) are in accordance with the Books and Records of the Target and its Subsidiaries in all material respects, (b) except as set forth in Schedule 4.10 have been prepared in accordance with GAAP consistently applied (except such changes as may have been required by GAAP) throughout the period covered thereby (subject, in the case of the Interim Financial Statements, which have been prepared in accordance with the historical accounting procedures of the Target and its Subsidiaries for the preparation of interim financial statements, to normal year-end adjustments and the absence of footnotes) and (c) after giving effect to the adjustments specified therein, fairly and accurately present in all material respects (i) the combined assets, liabilities (including all reserves) and financial position of the Target and its Subsidiaries on the date or for the period covered thereby, (ii) the combined results and operations of the Target and its Subsidiaries for the period presented and (iii) the combined cash flows of the Target and its Subsidiaries for the period presented.

     4.11 BOOKS AND RECORDS. The Target and each of its Subsidiaries has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately reflect in all material respects the activities of the Target and each such Subsidiary. The minute books of the Target and each of its Subsidiaries previously delivered to Buyer accurately reflect all material action previously taken by the shareholders, board of directors and committees of the board of directors of the Target and each such Subsidiary. The copies of the stock ledgers of the Target and each of its Subsidiaries previously delivered to Buyer are true, correct and complete in all material respects, and accurately reflect all transactions effected in the stock of the Target and each of its Subsidiaries through and including the date hereof.

     4.12 LITIGATION. Except as set forth in Schedule 4.12, there are no Actions, individually or, if related to a single set of circumstances, in the aggregate, involving more than $50,000 pending, or to the knowledge of the Sellers, threatened (a) against, or to the knowledge of the Sellers, relating to or affecting (i) the Target or any of its Subsidiaries, the Business or the Assets (including with respect to Environmental Laws), (ii) any Employee Plan of the Target or any of its Subsidiaries or any trust or other funding instrument or any fiduciary or administrator thereof in their capacity as such, (iii) any officers or directors of the Target or any of its Subsidiaries in such capacity,
(iv) any shareholder of the Target or any of its Subsidiaries in such shareholder's capacity as a shareholder of the Target or such Subsidiary or
(v) the transactions contemplated by this Agreement or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, any of which would have a Material Adverse Effect, (b) which, if determined adversely to the Target or any of its Subsidiaries, could reasonably be expected to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the probability of criminal liability on the part of the Target or any of its Subsidiaries, or (d) in which the Target or any of its Subsidiaries is a plaintiff, including any derivative suits brought by or on behalf of the Target or any of its Subsidiaries. Except as set forth in Schedule 4.12, neither the Target nor any of its Subsidiaries is in Default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency and there are no unsatisfied judgments against the Target or any of its Subsidiaries, the Business or the Assets, any of which would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Sellers, there is not a reasonable likelihood of an adverse determination of any pending Actions that could, individually or in the aggregate, have a Material Adverse Effect. There are no Court Orders or agreements with, or liens of, any governmental authority pursuant to or under any Environmental Law which regulate, obligate or bind the Target or any of its Subsidiaries or, to the knowledge of the Sellers, any Facility or Former Facility.

     4.13 LABOR MATTERS. Except as set forth in Schedule 4.13, neither the Target nor any of its Subsidiaries is a party to any labor agreement with respect to its employees with any labor organization, union or similar group or association and there are no employee unions (nor any other similar labor or employee organizations) which represent employees of the Target and its Subsidiaries. Other than pursuant to the labor agreements set forth in Schedule
4.13 and the activities of the unions which are parties thereto with respect to the employees covered thereby, neither the Target nor any of its Subsidiaries is experiencing any attempt by organized labor or its representatives to make the Target or any of its Subsidiaries conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of the Target or any of its Subsidiaries. There is no labor strike or labor disturbance pending or, to the knowledge of the Sellers, threatened against the Target or any of its Subsidiaries nor is any grievance currently being asserted. The Business is in compliance with all applicable laws respecting employment practices, employment documentation, terms and conditions of employment and wages and hours, except where any failure to comply with any such applicable law would not have a Material Adverse Effect, and is not and has not engaged in any unfair labor practice which would, individually or in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, the Target and each of its Subsidiaries is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, to the extent required by such Act, in the personnel file of each employee hired after November 9, 1986, except where any failure to comply would not have a Material Adverse Effect. Schedule 4.13 sets forth the names and current annual salary rates or current hourly wages of all present employees of the Target or any of its Subsidiaries whose annual cash compensation for the 1996 fiscal year exceeds $75,000, and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 1995 calendar year. Except as set forth in
Schedule 4.13, there is no unfair labor practice charge or complaint against the Target or any of its Subsidiaries pending before the National Labor Relations Board or any other domestic or foreign governmental agency arising out of conduct of the Business, and to the knowledge of the Sellers there are no facts or information which would give rise thereto.

     4.14 LIABILITIES. Except as set forth in Schedule 4.14 hereto, neither the Target nor any of its Subsidiaries has any Liabilities due or to become due, except (a) Liabilities which are reflected and reserved against on the 1995 Year End Financial Statements, which have not been paid or discharged since the date thereof, (b), Liabilities hereunder and under the Ancillary Agreements or
(c) Liabilities arising in the ordinary course of business (including the payment of amounts due in the ordinary course under Contracts) and none of which, individually or in the aggregate, has or would have a Material Adverse Effect.

     4.15 COMPLIANCE WITH LAW. Except as set forth in Schedule 4.15, the Target and each of its Subsidiaries and the conduct of the Business have not violated and are in compliance with all applicable Regulations and Court Orders relating to the Assets or the Business or operations of the Target and each such Subsidiary, except where the violation or failure to comply, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Target nor any of its Subsidiaries has received any notice to the effect that, or otherwise been advised that, the Target or any of its Subsidiaries is not in compliance with any such Regulations or Court Orders, and no Seller has reason to believe that any existing circumstances are likely to result in violations of any of the foregoing, which failure to comply or violation would, in any one case or in the aggregate, have a Material Adverse Effect.

     4.16 NO BROKERS. Neither the Target nor any of its Subsidiaries nor any of their respective officers, directors, employees, shareholders or affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

     4.17 NO OTHER AGREEMENTS TO SELL THE ASSETS. Neither the Target nor any of its Subsidiaries nor any of their respective officers, directors, shareholders or affiliates has any outstanding commitment or legal obligation, absolute or contingent, to any other Person other than Buyer to sell, assign, transfer or effect a sale of all or a material portion of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of the capital stock of the Target or any of its Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Target or any of its Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

     4.18 PROPRIETARY RIGHTS.

          (a) PROPRIETARY RIGHTS. Schedule 4.18(a) sets forth with respect to the Target and each of its Subsidiaries: (i) for each Patent owned by the Target or any of its Subsidiaries, the number, expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each Trademark owned by the Target or any of its Subsidiaries, the application serial number or registration number, the class of goods covered and the issuance date for each country in which a Trademark has been registered and
(iii) for each Copyright owned by the Target or any of its Subsidiaries, the number and date of filing for each country in which a Copyright application has been filed. The Proprietary Rights listed in the Disclosure Schedule are all of the material Proprietary Rights used by the Target or any of its Subsidiaries in connection with the Business. True and correct copies of all Patents (including any and all pending applications) owned, controlled or created by or on behalf of the Target or any of its Subsidiaries or in which the Target or any of its Subsidiaries have any ownership interest whatsoever have been provided to Buyer.

          (b) OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS. The Target and its Subsidiaries own or have a valid right to use each of the Proprietary Rights, and assuming the consents described in Schedule 4.18(b) have been obtained, no such Proprietary Rights will cease to be valid rights of the Target or any of its Subsidiaries solely by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except for applications pending, all of the material Patents, registered designs and registered Trademarks listed in the Disclosure Schedule have been duly issued to the Target or its Subsidiaries and all of the other Proprietary Rights exist and if possible, are registered and are subsisting. All of the pending Patent applications have been duly filed. None of the Proprietary Rights owned by the Target or any of its Subsidiaries is involved in any pending or, to the knowledge of the Sellers, threatened litigation. Neither the Target nor any of its Subsidiaries has received any notice of invalidity of its right or infringement of any rights of others with respect to such Proprietary Rights.
 Except as set forth in Schedule 4.18(b), no Person (i) has notified the Target or any of its Subsidiaries that it is claiming any ownership of or right to use such Proprietary Rights, or (ii) to the knowledge of the Sellers, is infringing upon any such Proprietary Rights in any way. To the knowledge of the Sellers, the use of by the Target or any of its Subsidiaries of the Proprietary Rights owned by the Target and its Subsidiaries does not and will not infringe upon the rights of any third party and no Action has been instituted against or notices received by the Target or any of its Subsidiaries that are presently outstanding alleging that any use by the Target and its Subsidiaries of the Proprietary Rights infringes upon or otherwise violates any rights of a third party.

     4.19 EMPLOYEE BENEFIT PLANS.

          (a) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. Schedule 4.19 contains a complete list of Employee Plans. Except as set forth in Schedule 4.19, true and complete copies of each of the following documents have been made available by the Target and its Subsidiaries to Buyer:
(i) each Welfare Plan, Pension Plan, Multiemployer Plan and Benefit Arrangement (and, if applicable, related trust agreements) which covers or has covered employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) and all amendments thereto, all Summary Plan Descriptions (as such term is defined in ERISA) thereof which have been distributed to any employees of the Target or any of its Subsidiaries, (ii) each Employee Plan which covers or has covered employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) including Summary Plan Descriptions thereof which have been distributed to any employees of the Target or any of its Subsidiaries (including descriptions of the number and level of employees covered thereby) and a complete description of any Employee Plan which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan and each Welfare Plan (other than a Multiemployer Plan, as defined in Section 3(37) of ERISA) which covers or has covered employees of the Target or any of its Subsidiaries (with respect to its relationship with such entities), (iv) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan which covers or has covered employees of the Target or any of its Subsidiaries (with respect to its relationship with such entities), (v) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered employees of the Target or any of its Subsidiaries (with respect to its relationship with such entities) and (vi) a description setting forth the amount of any Liability of the company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers or has covered employees or former employees of the Target or any of its Subsidiaries.

          (b) REPRESENTATIONS.  Except as set forth in Schedule 4.19:

               (i) PENSION PLANS

                    (A) The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable under ERISA and the actuarial assumptions used in connection with funding each such plan are reasonable under ERISA. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan, accrued but unpaid contributions) did not exceed zero. No "accumulated funding deficiency" as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, for which an excise tax is due or would be due in the absence of a waiver, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate has failed to pay when due any "required installment", within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan.
Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate has any Liability for unpaid contributions with respect to any Pension Plan or employee benefit plan of any foreign government.

                    (B) Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate is required to provide security to a Pension Plan which covers or has covered employees or former employees of the Target or any of its Subsidiaries under Section 401(a)(29) of the Code.

                    (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) is intended to be and has been operated as qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been so qualified during the period from its adoption to date.

                    (D) Each Pension Plan, each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) presently complies and has been maintained in all material respects in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such plans, including without limitation ERISA and the Code.

                    (E) The Target and each of its Subsidiaries paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither the Target or any of its Subsidiaries nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by the Target or any of its Subsidiaries or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that would constitute grounds for the termination of any Pension Plan by the PBGC. Neither the Target or any of its Subsidiaries nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or
(3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which the Target or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

               (ii) MULTIEMPLOYER PLANS

                    (A) Neither the Target or any of its Subsidiaries nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a Liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of the Target or any of its Subsidiaries or any ERISA Affiliate. Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                    (B) All contributions required to be made by the Target or any of its Subsidiaries or any ERISA Affiliate to each Multiemployer Plan have been made when due.

                    (C) If, as of the Closing Date, the Target or any of its Subsidiaries (and all ERISA Affiliates) were to withdraw from all Multiemployer Plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no Liabilities to such plans under Title IV of ERISA.

                    (D) To the knowledge of the Sellers, with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or has been in reorganization under ERISA so as to result, directly or indirectly, in any Liability, contingent or otherwise, of any Sellers or any ERISA Affiliate under Title IV of ERISA; (2) no proceeding has been initiated by any person (including the PBGC) to terminate any Multiemployer Plan; (3) Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate has reason to believe that any Multiemployer Plan will be terminated or will be reorganized under ERISA; and (4) neither the Target nor any of its Subsidiaries nor any ERISA Affiliate expects to withdraw from any Multiemployer Plan.

               (iii) WELFARE PLANS

                    (A) Each Welfare Plan which covers or has covered employees or former employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) has been maintained in all material respects in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all Regulations and Courts Orders which are applicable to such Welfare Plan, including without limitation ERISA and the Code.

                    (B) None of the Targets, any of its Subsidiaries, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Target or any of its Subsidiaries or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan. No condition (other than those evident on the face of the documents that constitute such plans) exists which would prevent any Sellers from amending or terminating any such benefit plan or Welfare Plan.

                    (C) Each Welfare Plan which covers or has covered employees or former employees of the Target or any of its Subsidiaries and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in all material respects in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                    (D) Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate has incurred any Liability with respect to any Welfare Plan that is a "multiemployer plan", as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan.

                    (E) If, as of the Closing Date, the Target or any of its Subsidiaries (and all ERISA Affiliates) were to have a cessation of contributions, cessation of obligations to make contribution or other form of withdrawal from all Welfare Plans that are "multiemployer plans", as defined in
Section 3(37) of ERISA, it (and they) would incur no Liabilities with respect to any such Welfare Plans under the terms of such Welfare Plans, any collective bargaining agreement or otherwise.

               (iv) BENEFIT ARRANGEMENTS. Each Benefit Arrangement which covers or has covered employees or former employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such Benefit Arrangement, including without limitation the Code. Except as set forth in the Disclosure Schedule, and except as provided by law, the employment of all persons presently employed or retained by the Target or any of its Subsidiaries (other than those employees with whom the Target or any of its Subsidiaries has an employment agreement) is terminable at will.

               (v) UNRELATED BUSINESS TAXABLE INCOME. To the knowledge of the Sellers, no Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any tax under Code Section 511.

               (vi) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Target or any of its Subsidiaries (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by such Sellers of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

               (vii) FOREIGN PLANS. None of the Foreign Subsidiaries has any employees and there are no plans that cover any employee or former employee of any Foreign Subsidiary that would constitute Employee Plans or that would be subject to ERISA if they were to cover employees subject to the laws of the United States.

               (viii) FIDUCIARY DUTIES AND PROHIBITED TRANSACTIONS. To the knowledge of the Sellers, none of the Target nor any of its Subsidiaries nor any other plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Target or any of its Subsidiaries or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Target nor any of its Subsidiaries has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

               (ix) VALIDITY AND ENFORCEABILITY. Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and Benefit Arrangement which covers or has covered employees or former employees of the Target or any of its Subsidiaries (with respect to their relationship with such entities) is legally binding in all material respects and in full force and effect.

               (x) LITIGATION. There is no Action or Court Order outstanding, relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of the Sellers, threatened against the Target or any of its Subsidiaries, any ERISA Affiliate or any Employee Plan.

               (xi) NO AMENDMENTS. Neither the Target nor any of its Subsidiaries nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Target or such Subsidiary (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Target or such Subsidiary (with respect to their relationship with such entities).

               (xii) NO OTHER MATERIAL LIABILITY. No event has occurred in connection with which any Sellers or any ERISA Affiliate or any Employee Plan, directly or indirectly, would be subject to any material Liability (A) under any Regulation or Court Order relating to any Employee Plans or (B) pursuant to any obligation of the Target or such Subsidiary to indemnify any person against Liability incurred under any such Regulation or Court Order as they relate to the Employee Plans.

               (xiii) UNPAID CONTRIBUTIONS. Neither the Target nor any of its Subsidiaries of the Sellers nor any ERISA Affiliate has any Liability for unpaid contributions under Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

               (xiv) INSURANCE CONTRACTS. Neither the Target nor any of its Subsidiaries nor any Employee Plan (other than a "multiemployer plan", as defined in Section 3(37) of ERISA) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

               (xv) NO ACCELERATION OR CREATION OF RIGHTS. Neither the execution and delivery of this Agreement or other related agreements by the Target or any of its Subsidiaries nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

     4.20 THIS SECTION INTENTIONALLY OMITTED.

     4.21 TAX MATTERS.

          (a) FILING OF TAX RETURNS. Each of the Target and each of its Subsidiaries (and any affiliated group of which the Target or such Subsidiary is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date, other than those returns, the failure of which to file would not, individually or in the aggregate, have a Material Adverse Effect. The returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.21(a), neither the Target nor any of its Subsidiaries, nor any group of which the Target or such Subsidiary is now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes. Each of the Target and each of its Subsidiaries has made available to Buyer complete and accurate copies of the Target's or such Subsidiary's foreign, federal, state and local tax returns for the years 1993, 1994 and 1995.

          (b) PAYMENT OF TAXES. All material amounts of Taxes payable by the Target or any of its Subsidiaries or any affiliated group with which the Target or any of its Subsidiaries files a consolidated or combined Tax return (whether or not shown on any Tax return) in respect of periods beginning before the Closing Date have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in Schedule 4.21(b) and the Financial Statements, and neither the Target nor any of its Subsidiaries has any material Liability for Taxes in excess of the amounts so paid or reserves so established.

          (c)  AUDITS, INVESTIGATIONS OR CLAIMS.  Except as set forth in
Schedule 4.21(c), no material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Target or any of its Subsidiaries. Except as set forth in Schedule 4.21(c), there are no pending or, to the knowledge of the Target or the Sellers, threatened audits, investigations or claims for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion with any governmental authorities with respect to Taxes that in the reasonable judgment of any Seller, is likely to result in a material additional Liability for Taxes. Audits, if any, of foreign, federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period set forth in
Schedule 4.21(c) and, except as set forth in Schedule 4.21(c), neither the Target nor any of its Subsidiaries has been notified that any taxing authority intends to audit a return for any period. Except as set forth in Schedule 4.21(c), no extension of a statute of limitations relating to Taxes is in effect with respect to the Target or any of its Subsidiaries.

          (d) LIEN. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

          (e) SAFE HARBOR LEASE PROPERTY. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

          (f) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

          (g) TAX-EXEMPT USE PROPERTY. None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (h) FOREIGN PERSON. The Stockholder is not a Person other than a United States Person within the meaning of the Code.

          (i) NO WITHHOLDING. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

          (j) PARTNERSHIP. Except as set forth in Schedule 4.21(j), neither the Target nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

          (k) WITHHOLDING. Each of the Target and its Subsidiaries has withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and such withheld Taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose.

          (l) COLLAPSIBLE CORPORATIONS. Neither the Target nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations.

          (m) GOLDEN PARACHUTE PAYMENTS. Neither the Target nor any of its Subsidiaries has made any payments, nor is the Target or any of its Subsidiaries obligated to make any payments, and neither the Target nor any of its Subsidiaries is a party to any agreement that could obligate it to make any payments that would not be deductible under Code Section 280G.

          (n) DISCLOSURE STATEMENT. Neither the Target nor any of its Subsidiaries has filed with respect to any item a disclosure statement pursuant to Code Section 6662 or any comparable disclosure with respect to foreign, state or local statutes.

          (o) TAX ALLOCATION AGREEMENTS. Except as set forth in Schedule 4.21(o), neither the Target nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement.

          (p) JOINT AND SEVERAL LIABILITY. Neither the Target nor any of its Subsidiaries (A) within the last five (5) years has been a member of any affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Stockholder or its predecessor) and (B) has any liability for the Taxes of any person as defined in Section 7701(a)(1) of the Code (other than the Target and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (q) ADEQUATE RESERVES. The charges, accruals and reserves for Taxes (including deferred Taxes) currently reflected on the Financial Statements in accordance with GAAP are adequate in all material respects to cover all unpaid Taxes accruing or payable by the Target or any of its Subsidiaries in respect of taxable periods that end on or before the Closing Date and for any taxable periods that begin before the Closing Date and end thereafter to the extent such Taxes are attributable to the portion of such period ending on the Closing Date (determined under the closing of the books method of allocation).

          (r) NO SECTION 338 AND 336 ELECTIONS. Other than as contemplated by this Agreement, there are no elections in effect made by the Stockholder, Target or any of its Subsidiaries pursuant to Code Sections 338 or 336(e) or the regulations thereunder and neither the Target nor any of its Subsidiaries is subject to any constructive elections under Code Section 338 or the regulations thereunder.

          (s) CHANGE IN ACCOUNTING METHOD. Neither the Target nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Code Section 481(a) by reason of a change in accounting method initiated by any such company and neither the Seller nor the Target has knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method.

          (t) CERTAIN ACTIONS. Neither the Target nor any of its Subsidiaries has taken, and none will take prior to Closing, any action not in accordance with past practice that would have the effect of deferring any Tax liability of the Target or any of its Subsidiaries from any taxable period ending on or before the Closing Date to any subsequent taxable period.

          (u) NO EXCESS LOSS ACCOUNTS. There currently are no excess loss accounts, deferred intercompany gains or losses, or other like items pertaining to the Target or any of its Subsidiaries.

          (v) NO TRANSFER PRICING AGREEMENTS. Neither the Target nor any of its Subsidiaries has entered into transfer pricing agreements or other like arrangements with respect to any foreign jurisdiction.

          (w) INFORMATION REGARDING FOREIGN SUBSIDIARIES. None of the Foreign Subsidiaries is (i) engaged in a United States trade or business for federal income tax purposes; (ii) a passive foreign investment company within the meaning of the Code; or (iii) a foreign investment company within the meaning of the Code; Schedule 5.14(w) sets forth for each of the Foreign Subsidiaries: (i) (the amount of current and accumulated earnings and profits as of the date hereof and the amount expected as of the Closing Date; and (ii) the amount of previously taxed income within the meaning of section 959 of the Code as of the date hereof and the amount expected as of the Closing Date (taking into account the amount of any dividend income to stockholders under section 1248 of the Code from the transactions contemplated by this Agreement).

          (x) INTERNATIONAL BOYCOTT. Neither the Target nor any of its Subsidiaries has participated in or cooperated with an international boycott or has been requested to do so in connection with any transaction or proposed transaction.

          (y) SUBPART F INCOME. Buyer would not be required to include any amount in gross income with respect to any of the Foreign Subsidiaries pursuant to section 951 of the Code if the taxable year of any such Foreign Subsidiaries were deemed to end on the Closing Date after the Closing.

          (z) SECTION 338(h)(10) ELECTION. The Stockholder is the common parent of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes the Target, and the Stockholder will not be a target corporation within the meaning of Section 338 of the Code for the taxable year that includes the Closing Date.

     4.22 INSURANCE. Schedule 4.22 contains a complete and accurate (in all material respects) list of all policies or binders of fire, liability, title, worker's compensation, product liability (which list shall be for three (3) years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and loss experience history by line of coverage) maintained by the Target or any of its Subsidiaries in connection with the Business, the Assets or their respective employees. To the knowledge of the Sellers, all insurance coverage currently maintained by the Target and its Subsidiaries applicable to the Target or any of its Subsidiaries, its employees, the Business or the Assets is in full force and effect, and provides coverage as may be required by applicable Regulation and by any and all Contracts to which the Target or any of its Subsidiaries is a party, except where the failure to provide such coverage would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Sellers, there is no Default under any such coverage nor, to the knowledge of the Sellers, has there been any failure to give notice or present any material claim under any such coverage in a due and timely fashion. There are no outstanding unpaid material amounts of premiums (other than those not yet due and payable) except in the ordinary course of business and no notice of cancellation or nonrenewal of the Target or any such coverage has been received. Except as set forth in Schedule 4.22, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments that have not been fully provided in the Closing Financial Statements. Except as set forth in Schedule 4.22, all products liability, general liability and workers' compensation insurance policies maintained by the Target or any of its Subsidiaries during the three (3) year period prior to the Closing have been occurrence policies and not claims made policies. Except for performance bonds obtained in the ordinary course of the Business, there are no outstanding performance bonds in any material amounts covering or issued for the benefit of the Target or any of its Subsidiaries. To the knowledge of the Sellers, there are no facts particular to the Target and its Subsidiaries upon which an insurer would be justified in reducing coverage or increasing premiums in any material amounts on existing policies or binders. Except as set forth in Schedule 4.22, no insurer has advised the Target or any of its Subsidiaries that it intends to reduce coverage, increase premiums in any material amounts or fail to renew any existing policy or binder, with respect to which such insurer has not acted.

     4.23 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the balance sheet contained in the Most Recent Month End Financial Statements, and all accounts receivable arising since June 30, 1996, represent bona fide claims of the Target and its Subsidiaries against debtors for sales, services performed or other charges arising on or before the date hereof, and, to the knowledge of the Sellers, all the goods delivered and services performed which gave rise to said accounts were delivered or performed in all material respects in accordance with the applicable orders, Contracts or customer requirements. To the knowledge of the Sellers, all accounts receivable in excess of $100,000 shall be subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Closing Balance Sheet.

     4.24 PAYMENTS. To the knowledge of the Sellers, neither the Target nor any of its Subsidiaries has, (i) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of the Target or any of its Subsidiaries, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction; (ii) illegally participated in any boycotts or other similar practices affecting any of its actual or potential customers, or
(iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of the Target or such Subsidiary for any reason. In addition, the Target or any of its Subsidiaries (a) has complied with all applicable laws relating to employee and civil rights and relating to employment opportunities, (b) filed in a timely manner all reports or documents it was required to file (and the information contained therein was correct and complete in all respects) under all applicable laws, (c) has possession of all records and documents it was required to retain under all applicable laws and (d) has not violated in any respect or received a notice or charge asserting any violation of the Sherman Act, the Clayton Act, the Robinson-Patman Act, the Federal Trade Commission Act, the Securities Act or the Securities Exchange Act of 1934, each as amended, except in the case of each of clauses (a), (b), (c) and (d) above, when such failure would not have a Material Adverse Effect.

     4.25 CURRENT INACTIVE SUBSIDIARIES OF THE TARGET. None of the "current inactive subsidiaries of the Target" set forth in Schedule 4.2(a) hereto have any assets, any Liabilities or any creditors.

     4.26 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. Schedule 4.26 sets forth a complete and accurate list of the names and addresses of (i) the ten largest customers of the Target and each of its Subsidiaries, showing the approximate total sales in dollars by the Target and each such Subsidiary to each such customer during the fiscal year most recently ended; (ii) ten largest suppliers of the Target or any of its Subsidiaries, showing the approximate total purchases in dollars by the Target and each such Subsidiary from each such supplier during such fiscal year; and (iii) all S Agents of the Target and each of its Subsidiaries. Except as set forth in Schedule 4.26, since June 30, 1996, there has been no adverse change in the business relationship of the Target or any of its Subsidiaries with any customer, supplier or S Agent named in
Schedule 4.26 which, individually or in the aggregate, would have a Material Adverse Effect and neither the Target nor any of its Subsidiaries has received any communication from any customer, supplier or S Agent named in Schedule 4.26 of any intention to terminate or materially reduce purchases from or supplies or services to the Target or any of its Subsidiaries.

     4.27 COMPLIANCE WITH ENVIRONMENTAL LAWS. Except as set forth in Schedule 4.27:

          (a) FACILITIES. The Facilities are, and at all times during the ownership, operation or occupancy of any Corporation have been, and all Former Facilities were at all times when owned, leased or operated by any Corporation, owned, leased and operated in compliance with all applicable Environmental Laws and in a manner which would not cause an Environmental Condition, where such non-compliance or Environmental Condition would have a Material Adverse Effect. Without limiting the foregoing, (i) there is not and has not been any Hazardous Substance used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under, about or emanating from any

Facility or any Former Facility as a result of any act or omission of any Corporation, except for quantities of any such Hazardous Substances used, generated, treated, stored, transported, disposed of, handled, or otherwise held on, under or about any such Facility by any Corporation in full compliance with all applicable Environmental Laws, where such non-compliance would have a Material Adverse Effect, (ii) each Corporation has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance with all applicable Environmental Laws and in a manner which would not cause an Environmental Condition, where such non-compliance or Environmental Condition would have a Material Adverse Effect; and (iii) there is not now and has not been at any time during the ownership, operation or occupancy of any Corporation any underground or above-ground storage tank or pipeline at any Facility or Former Facility where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline by any Corporation was not in compliance with all applicable Environmental Laws, where such non-compliance would have a Material Adverse Effect, and there has been no Release from any such tank or pipeline during the ownership, operation, or occupancy of any Corporation, where such Release would have a Material Adverse Effect.

          (b) NOTICE OF VIOLATION. To the knowledge of the Sellers, no Corporation has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any location, or
(ii) any Environmental Conditions, or (iii) an alleged violation of, or non-compliance with, any Environmental Law.

          (c) PRE-CLOSING ENVIRONMENTAL MATTERS. There are no Pre-Closing Environmental Matters which would have a Material Adverse Effect.

          (d) ENVIRONMENTAL AUDITS OR ASSESSMENTS. True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted at any Facility or Former Facility within the past five years by or on behalf of the Target or any of its Subsidiaries or of which any Seller otherwise has known, have been made available to Buyer and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which any Seller has knowledge is included in Schedule 4.27(d).

          (e) INDEMNIFICATION AGREEMENTS. Other than agreements (including without limitation, leases) entered into in the ordinary course of business, to the knowledge of the Sellers, no Corporation is a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which such Corporation is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions known to any Corporation.

          (f) RELEASES OR WAIVERS. To the knowledge of the Sellers, other than agreements entered into in the ordinary course of business (including, without limitation, leases), no Corporation is a party to an agreement under which such Corporation has released any other Person from any Liability to the Corporation under any Environmental Laws for any Environmental Condition.

          (g) NOTICES, WARNINGS AND RECORDS. Each Corporation has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all applicable Environmental Laws where such non-compliance would have a Material Adverse Effect.

     4.28 BANKING RELATIONSHIPS. Schedule 4.28 sets forth a complete and accurate description of all arrangements that the Target or any of its Subsidiaries has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, and certificates of deposit, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Target and each such Subsidiary in respect of any of the foregoing.

     4.29 INTERCOMPANY LOANS. Other than MCS (as defined in the InterCompany Agreement) related intracompany trading and except as set forth in Schedule 4.29, since June 30, 1996, neither the Target nor any of its Subsidiaries has entered into any Contract relating to intercompany indebtedness between or among the Target and its Subsidiaries and/or LIW and/or any affiliate of LIW (other than the Target or its Subsidiaries).

     4.30 MATERIAL MISSTATEMENTS OR OMISSIONS. No representations or warranties by any of the Sellers in this Agreement, nor any exhibit, appendix, certificate or schedule heretofore or hereinafter furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, including without limitation the Disclosure Schedule, contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.




                                    ARTICLE V

       REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE
                    SELLERS AND THE SELLERS' SUBSIDIARIES


          The Sellers hereby, jointly and severally, represent and warrant to Buyer as follows (except as otherwise set forth in the numbered section of the Disclosure Schedule corresponding to the Sections of this Article to which such exception pertains), which representations and warranties are, as of the date hereof, true and correct:

     5.1 ORGANIZATION OF THE SELLERS. (a) Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation with full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Copies of the Certificates or Articles of Incorporation and Bylaws or other organizational documents of each of the Sellers, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof.

          (b) Schedule 5.1(b) hereof sets forth a complete and accurate list of the all of the holders of capital stock of each Seller and the number of share of such capital stock held by such holder. All of the outstanding shares of capital stock of each Seller are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in
Schedule 5.1(b), there are no outstanding subscriptions, calls, commitments, warrants or options for the purchase of shares of any capital stock or other securities of (or other ownership interests in) any Seller or any securities convertible into or exchangeable for shares of capital stock or other securities issued by (or other ownership interests in) any Seller or any other commitments of any kind for the issuance of additional shares of capital stock or other securities issued by (or other ownership interests in) any Seller. None of the Sellers have granted any rights or options to purchase any such shares, made any payment of dividends in cash or otherwise or any other distribution on account of the capital stock of any Seller. Except as set forth in Schedule 5.1(b) there are no pledges for any purpose of the capital stock of any of the Sellers or any of the Sellers' Subsidiaries.

     5.2 SUBSIDIARIES. Except as set forth in Schedule 5.2, there are no Sellers' Subsidiaries which are operating companies or which have assets in excess of $500,000.

     5.3 AUTHORIZATION. Each of the Sellers has all requisite corporate power and authority to own, lease and operate its assets and to conduct its business as it is presently being conducted. Each Seller has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly approved by the board of directors and, to the extent required under applicable corporate laws, shareholders of such Seller.
 No other proceedings or actions on the part of any Seller is necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements to which any Seller is a party have been duly executed and delivered by such Seller and each such agreement is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

     5.4  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Schedule 5.4:

          (a) since June 30, 1996, there has not been any increase in any credit facility or other bank or similar debt instrument of any of the Sellers or any of the Sellers' Subsidiaries;

          (b) since December 31, 1995, except for the LIW Promissory Note, there has not been any incurrence of indebtedness by any Seller for borrowed money or commitment to borrow money entered into by any Seller, or any loans made or agreed to be made by any of the Sellers, or indebtedness guaranteed by any of the Sellers, in excess of $100,000 for any single item (or series of similar items with the same party);

          (c) since December 31, 1995, except Liabilities incurred in connection with the consummation of the transactions contemplated hereby, there has not been any incurrence by any Seller of Liabilities, except Liabilities incurred in the ordinary course of business of such Seller and not in excess of $250,000 for any single item (or series of similar items), or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of any Seller;

          (d) since December 31, 1995, there has not been any failure to pay or satisfy when due any Liability of any Seller, except where the failure would not have a Seller Material Adverse Effect;

          (e) agreement by any Seller to do any of the things described in the preceding clauses (a) through (d) other than as expressly provided for herein.

     5.5 CONSENTS. Except as disclosed in Schedule 5.5 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by any Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, the failure of which would, individually or in the aggregate, have a Seller Material Adverse Effect. Except as set forth on Schedule 5.5, none of the rights of any Seller in its contracts or permits will be impaired by reason of the consummation of the transactions contemplated by this Agreement.

     5.6 NO CONFLICT OR VIOLATION. Except as set forth in Schedule 5.6, neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any Seller or any of the Sellers' Subsidiaries with any of the provisions hereof, will (a) violate any provision of the Articles of Incorporation or Bylaws or other organizational documents of any Seller or any of the Sellers' Subsidiaries, (b) violate or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the assets under, any of the terms, conditions or provisions of any contract or permit (i) to which any Seller or any of the Sellers' Subsidiaries is a party or (ii) by which its assets are bound, (c) violate any Regulation or Court Order, except in the cases of each of clauses (b) and
(c) above, for such violations, Defaults, terminations, accelerations or creations of encumbrances which, individually and in the aggregate, would not have a Seller Material Adverse Effect.

     5.7 FINANCIAL STATEMENTS. The Sellers have heretofore delivered to Buyer true and complete copies of the pro-forma financial statements for Holdings One and its subsidiaries for the year ended December 31, 1995. Such financial statements (a) are in accordance in all material respects with the books and records of Holdings One and its subsidiaries, (b) have been prepared in accordance with generally accepted accounting principles in the United Kingdom consistently applied throughout the period covered thereby and
(c) after giving effect to the adjustments specified therein, fairly and accurately present in all material respects (i) the combined assets, liabilities (including all reserves) and financial position of Holdings One and its subsidiaries, (ii) the combined results and operations of Holdings One and its subsidiaries for the period presented and (iii) the combined cash flows of Holdings One and its subsidiaries for the period presented.

     5.8 LITIGATION. Except as set forth in Schedule 5.8, there are no Actions, individually or in the aggregate, involving more than $250,000 pending, or to the knowledge of the Sellers, threatened which, if determined adversely to any Seller, could reasonably be expected to delay, limit or enjoin the transactions contemplated by this Agreement or which would otherwise, individually or in the aggregate, have a Seller Material Adverse Effect. To the knowledge of the Sellers, no Seller is in Default with respect to or subject to any judgment, order, writ, injunction or decree of any court or governmental agency and there are no unsatisfied judgments against any Seller, its business or its assets. To the knowledge of the Sellers, no Person has served any Seller with a written demand (that has not been satisfied) for an indebtedness exceeding seven hundred and fifty pounds (U.K.). To the knowledge of Sellers, there is not a reasonable likelihood of an adverse determination of any pending Actions that could, individually or in the aggregate, have a Seller Material Adverse Effect.

     5.9 LABOR MATTERS. Schedule 5.9 sets forth the names and current annual salary rates or current hourly wages of all present employees of any Seller or any of the Seller Subsidiaries whose annual salary (exclusive of bonus and benefits) for the 1995 calendar year exceeded $200,000.

     5.10 LIABILITIES. Except as set forth in Schedule 5.10, the Sellers, taken on a consolidated basis, including all of the Sellers' Subsidiaries have no Liabilities due or to become due, except (a) Liabilities which are reflected and reserved against on the pro-forma financial statements of LIW and the Sellers' Subsidiaries dated December 31, 1995 , which have not been paid or discharged since the date thereof, (b) Liabilities hereunder and under the Ancillary Agreements and (c) Liabilities arising in the ordinary course of business, none of which, individually or in the aggregate, would have a Seller Material Adverse Effect.

     5.11 COMPLIANCE WITH LAW. Each Seller and the conduct of such Seller's business have not violated and are in compliance with all Regulations and Court Orders relating to the assets or the business or operations of each such Seller, except where the violation or failure to comply, individually or in the aggregate, would not have a Seller Material Adverse Effect.

     5.12 NO OTHER AGREEMENTS TO SELL THE ASSETS.  Except as set forth in
Schedule 5.12, none of the Sellers has any outstanding commitment or legal obligation, absolute or contingent, or is bound in any way, to any other Person other than Buyer to sell, assign, transfer or effect a sale of a material portion of its assets (other than inventory in the ordinary course of business), to sell or effect a sale of the capital stock of any Seller or any of the Sellers' Subsidiaries, to effect any merger, consolidation, liquidation, dissolution or other reorganization of any Seller or any of the Sellers' Subsidiaries, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing, except in each case with respect to non-operating Sellers' Subsidiaries.

     5.13 TRANSACTIONS WITH CERTAIN PERSONS. No officer, director or employee of any Seller nor any member of any such person's immediate family is presently, or has been at any time since January 1, 1996, a party to any transaction with any Seller relating to any Seller's business, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of such Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner, other than contracts, agreements and arrangements for fair consideration upon arms-length terms.

     5.14 PAYMENTS. To the knowledge of the Sellers, no Seller has, (i) directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the business, assets or operations of any Seller, which is, or may be with the passage of time (under currently existing Regulations) or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction; (ii) illegally participated in any boycotts or other similar practices affecting any of its actual or potential customers, or
(iii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of such Seller for any reason.

     5.15 PROJECTIONS. To the knowledge of the Sellers, the financial projections, business plans and budgets prepared and previously delivered to Buyer, and attached hereto as Exhibit A, with respect to the restructuring of LIW and certain of the Sellers' Subsidiaries were prepared in good faith based upon assumptions which Sellers reasonably believed at the time of preparation thereof to be reasonable and which Sellers have no reason to believe have become, with the passage of time, no longer reasonable.

     5.16 SOLVENCY. No Seller is after giving effect to the transactions contemplated by this Agreement (x) insolvent or (y) left with unreasonably small capital with which to engage in its business as contemplated pursuant to the transactions hereby, and no Seller has, or will after giving effect to the transactions contemplated by this Agreement, incurred debts beyond its ability to pay such debts as they mature. The total value of the Sellers' assets (both individually and taken as a whole, including for such purpose, their subsidiaries) is and will be after giving effect to the transactions contemplated hereby, greater than the total Liabilities of such Sellers.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to the Sellers as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

     6.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership (or leasing) of its properties, except where the failure to be so qualified or in good standing would not have a material adverse effect on Buyer or its ability to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party.

     6.2 AUTHORIZATION. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly approved by the board of directors and stockholder of Buyer. No other corporate proceedings or actions on the part of Buyer are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer, and are legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

     6.3 NO BROKERS. Neither Buyer nor any of its subsidiaries nor any of their respective officers, directors, employees, shareholders or affiliates has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof, other than William E. Myers & Company, the fees of which will be paid by Buyer.

     6.4 NO CONFLICT OR VIOLATION. Neither the execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Buyer with any of the provisions hereof, will (a) violate any provision of the Certificate of Incorporation or Bylaws of the Buyer, (b) violate or result in or constitute a default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation or any Encumbrance upon any of the assets under, any of the terms, conditions or provisions of any contracts or permit (i) to which the Buyer is a party or
(ii) by which its assets are bound, (c) violate any Regulation or Court Order or (d) impose any Encumbrance on any of the assets or the business of Buyer, except for permitted encumbrances, except in the cases of each of clauses
(b), (c) and (d) above, for such violations, defaults, terminations, accelerations, or creations of Encumbrances which, individually or in the aggregate, would not have a material adverse effect on Buyer or its ability to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party.

     6.5 CONSENTS AND APPROVALS. Other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

     6.6 LITIGATION. There are no Actions, individually or, if relating to a single set of circumstances, in the aggregate, involving in excess of $50,000, pending or, to Buyer's knowledge, threatened or anticipated, which, if determined adversely to Buyer could reasonably be expected to delay, limit or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or which would otherwise, individually or in the aggregate, have a material adverse effect on the Buyer or its ability to perform its obligations hereunder or under any of the Ancillary Agreements to which it is a party.

     6.7 INVESTMENT INTENT. Buyer is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended (the "SECURITIES ACT") and is acquiring all of the issued and outstanding capital stock of the Target solely for its own account for purposes of investment and not with a view to any resale or distribution thereof in violation of applicable securities laws. Buyer acknowledges that the issued and outstanding capital stock of the Target has not been registered under the Securities Act or any applicable state securities law. Buyer is experienced and capable of analyzing and evaluating the merits and results of investments in the Target, or has been and will be advised as to such investment by persons who have such knowledge and experience and are independent of the Sellers. Buyer acknowledges that it has been furnished with or provided access to such information regarding the Business, the Target and the Target's Subsidiaries as Buyer has requested; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained herein, Buyer shall not be deemed in any way to have waived its ability to rely on the representations and warranties of the Sellers contained herein through its acknowledgement of the foregoing.

                                   ARTICLE VII

                   COVENANTS OF SELLERS, THE TARGET AND BUYER

          The Sellers and Buyer each covenant with each other as follows:

     7.1 FURTHER ASSURANCES. Upon the terms and subject to the conditions contained herein, the parties agree (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and
(iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties to the Contracts and Permits; PROVIDED, HOWEVER, that none of the Sellers, the Target or Buyer shall be required to make any payments, commence litigation or agree to modifications of the terms thereof in order to obtain any such waivers, consents or approvals, (B) to obtain all necessary Permits as are required to be obtained under any Regulations, (C) to give all notices to, and make all registrations and filings with, third parties, including without limitation submissions of information requested by governmental authorities, (D) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (E) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (F) to fulfill all conditions to this Agreement.

     7.2 BUYER'S RIGHT OF FIRST REFUSAL IN ACQUISITION TRANSACTION INVOLVING THE SELLERS OR THE SELLERS' SUBSIDIARIES.

          (a) NOTICE OF INTENT. If at any time from the Closing Date until the seventh anniversary of the Closing Date, the Sellers or any of the Sellers' Subsidiaries or any of their respective officers, directors, employees or Representatives (including, without limitation investment bankers, attorneys and accountants) proposes to enter into an agreement to
(i) sell, assign or otherwise transfer all or substantially all of (A) the assets of any of the Sellers or any of the Sellers' Subsidiaries or (B) the shares of capital stock of any of the Sellers (other than LIW) or any of the Sellers' Subsidiaries, or (ii) merge, consolidate, liquidate, dissolve or consummate any other similar transaction with respect to any of the Sellers or any of the Sellers' Subsidiaries except, in each case with respect to the liquidation or dissolution of any non-operating Seller Subsidiary (each of the transactions set forth in clauses (i) and (ii) above being referred to herein as an "ACQUISITION TRANSACTION"), then the Sellers shall deliver written notice of the Acquisition Transaction (a "NOTICE OF INTENT"), accompanied by a copy of the proposal relating to such Acquisition Transaction (the "ACQUISITION PROPOSAL"), to Buyer, setting forth which of the Sellers or the Sellers' Subsidiaries will be subject to such Acquisition Transaction, the number of shares of capital stock or the particular assets to be sold or otherwise transferred in such Acquisition Transaction (the "OFFERED ITEMS"), the price at which the Offered Items will be sold or otherwise transferred pursuant to the Acquisition Transaction (the "OFFER PRICE") and any other terms and conditions material to the Acquisition Transaction (the "RELEVANT TERMS").

          (b) NOTICE OF EXERCISE. Upon receipt of the Notice of Intent, Buyer shall have the right to purchase at the Offer Price all, but not less than all, of the Offered Items upon terms substantially similar to the Relevant Terms (it being understood that if any terms would be impossible or commercially impracticable for Buyer to match, Buyer shall be given the opportunity to exercise its option as set forth herein on other terms so long as the benefit to the applicable selling party is substantially the same, when taken as a whole, as the Relevant Terms), exercisable by the delivery of notice to LIW (the "NOTICE OF EXERCISE"), within forty-five (45) calendar days from the date of receipt of the Notice of Intent. The right of Buyer pursuant to this Section 7.2 shall terminate if not exercised within forty-five (45) calendar days after receipt by Buyer of the Notice of Intent.
 If the Offer Price, or a portion of the Offer Price, involves consideration other than cash, Buyer shall (subject to agreement by Buyer and the Sellers with respect to reasonable registration rights for the Sellers if securities are issued to the Sellers as provided below) have the right to purchase the Offered Items for (A) a cash amount equal to the sum of the portion of such consideration which is cash plus (B) at Buyer's election, either (i) the amount of ILL stock the fair market value of which (as determined by Houlihan, Lokey, Howard & Zukin, Inc. or another independent appraiser mutually agreed upon by Buyer and LIW) at such time is equal to the "Cash Value" of the non-cash consideration, (ii) an amount in cash equal to the "Cash Value" of the non-cash consideration or (iii) any combination of the compensation set forth in clauses (i) or (ii) above. For purposes of this
Section 7.2, "Cash Value" shall mean, in the case of securities which are quoted on NASDAQ or any securities exchange, an amount equal to the last reported sales price on such exchange for such securities on the date of the Notice of Intent and, in the case of securities or other property for which there is no such readily available market price, an amount equal to the fair market value of such securities or other property as determined in good faith by an investment bank or other entity mutually agreeable to Buyer and LIW in their reasonable discretion.

          (c) OBLIGATION TO SELL. In the event that Buyer exercises its rights to purchase the Offered Items in accordance with Section 7.2(b), then Buyer shall have an irrevocable obligation to purchase, and Sellers shall sell the Offered Items after not less than sixty (60) and not more than ninety (90) calendar days from the date of the delivery of the Notice of Exercise, or by such other date as shall be mutually agreeable to Buyer and the Sellers.

          (d) COMPLETION OF ACQUISITION TRANSACTION. If (a) all notices required to be given pursuant to Section 7.2(a) have been duly given and (b) Buyer has not delivered the Notice of Exercise within the applicable time period, then the selling party shall have the right, for a period of ninety
(90) calendar days from the earlier of (i) the expiration of the period pursuant to Section 7.2(b) in which Buyer can deliver the Notice of Exercise with respect to such Acquisition Transaction, or (ii) the date on which Buyer notifies LIW that it will not exercise the right of first refusal granted pursuant to Section 7.2(b), to sell to a third party the Offered Items upon the Relevant Terms and otherwise in full compliance with any other applicable provisions of this Agreement; provided that any material deviation from the Relevant Terms must be disclosed to Buyer no less than fifteen (15) days prior to the closing of the Acquisition Transaction and Buyer shall, thereafter, be granted ten (10) days to deliver a Notice of Exercise and purchase at the Offer Price all, but not less than all, of the Offered Items upon terms substantially similar to the revised Relevant Terms.

          (e) PERMITTED NEGOTIATIONS AND TRANSACTIONS. Notwithstanding anything to the contrary contained in this section 7.2, the Sellers shall be allowed (i) to negotiate and enter into agreements with third parties with respect to strategic alliances, without any actions required hereunder, in any of the following countries: Australia, Germany, Italy, Denmark, Sweden, Holland and New Zealand and (ii) to sell its assets and businesses to any third party without first offering to sell such assets and business to Buyer, to the extent such assets and businesses are located in Australia or New Zealand.

     7.3  EMPLOYEE MATTERS.

          (a) Nothing contained in this Agreement shall confer upon any employee of the Target or any of its Subsidiaries any right with respect to continuance of employment after the consummation of the transaction contemplated hereby, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the employees of the Target or any of its Subsidiaries at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of any such employees.
Notwithstanding the foregoing, Buyer acknowledges that Sellers have advised Buyer of the collective bargaining agreements set forth in Schedule 4.13 and that Target and its Subsidiaries shall continue to be bound by such collective bargaining agreements.

          (b) No provision of this Agreement shall create any third party beneficiary rights in any employee of the Target or any of its Subsidiaries, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Target or any of its Subsidiaries by Buyer or under any benefit plan which Buyer may maintain.

          (c) Prior to the second anniversary of the Closing Date, no Seller nor any affiliate of any Seller nor any Sellers Subsidiary shall, directly or indirectly, solicit for employment any key employee of the Target or any of its Subsidiaries whose employment is continued by Buyer after the Closing Date, unless Buyer first terminates the employment of such employee or gives its written consent to such employment or offer of employment.

     7.4 USE OF PURCHASE PRICE AMOUNT. Each of the Sellers hereby agrees that it will use commercially reasonable efforts to use the amount of the Purchase Price (plus any further amounts received by the Stockholder pursuant to Section 2.3(b) or 2.3(c) of this Agreement) in the manner set forth in the plan of restructuring, attached hereto as Exhibit B. Any use of the amount of the Purchase Price (and any further amounts received by the Sellers pursuant to Section 2.3(b) or 2.3(c) of this Agreement) in a manner inconsistent with Exhibit B shall require the prior approval of all of the Buyer's nominees to the board of directors of LIW.

     7.5 1995 YEAR END FINANCIAL STATEMENTS. Prior to the date hereof, the Sellers shall have delivered to Buyer the 1995 Year End Financial Statements. The 1995 Year End Financial Statements shall have been audited, with an explanatory paragraph, by Price Waterhouse at Sellers' expense and shall have been accompanied by an unqualified report to the effect that the 1995 Year End Financial Statements present fairly, in accordance with GAAP, the financial condition of the Target and its Subsidiaries for such period.

     7.6 DISSOLUTION OF THE STOCKHOLDER. Within ninety (90) days after the Closing Date, the Sellers shall cause the Stockholder to be wound up and liquidated and any and all of its remaining assets to be distributed to its stockholders. Upon consummation of the transactions contemplated hereby, the Stockholder will have no assets (other than the proceeds of this transaction, which will be distributed to its shareholders). The Stockholder shall conduct no further business until its dissolution, winding up and liquidation and shall have sufficient assets to pay its creditors as such payments become due.

     7.7 PAYMENT OF FLEET OBLIGATION. Concurrently with the Closing, Buyer shall cause the Target to retire the aggregate amount of the Fleet Obligation.

     7.8 FRANCHISE MATTERS. Buyer acknowledges that it does not become a "franchisee" as such term is defined by the Federal Trade Commission and by applicable state franchise laws by virtue of the provisions of this Agreement or any of the Ancillary Agreements. Buyer hereby waives, to the extent permitted by applicable law, any protections to "franchisees" and rights to sue for damages as a "franchisee" that may be provided by any of the regulations promulgated by the Federal Trade Commission or under any applicable state franchise laws.

     7.9 NAME CHANGES. Within sixty (60) days after the Closing Date, Buyer shall cause each of LEP Air, Inc., LEP Transport, Inc. and LEP Bloodstock, Inc. to change its name so as to no longer contain the word "LEP" in such name.


                                  ARTICLE VIII

                 ACTIONS BY SELLERS AND BUYER AFTER THE CLOSING

     8.1 BOOKS AND RECORDS.

               (a) The Sellers and Buyer agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and Personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

               (b) COOPERATION AND RECORDS RETENTION. The Sellers and Buyer shall (and Buyer shall cause Target and its Subsidiaries to) (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, Buyer and the Sellers shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

     8.2 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained in the Disclosure Schedule or in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of the Sellers on the one hand and Buyer on the other hand contained herein and as provided in the preceding sentence shall survive the Closing Date until sixty days after the completion of the fiscal-year audit of the Target and its Subsidiaries for the second full year after the Closing Date (but shall in no event survive to a date later than April 15, 1998), PROVIDED, HOWEVER, that the representations and warranties contained in Section 4.19 and 4.21 shall continue to survive until sixty days after the expiration of the applicable statute of limitations period (giving effect to any waiver, tolling or extension thereof) and that the representations and warranties contained in Section 4.27 shall continue to survive until four (4) years after the Closing Date. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

     8.3  INDEMNIFICATIONS.

          (a) BY THE SELLERS. The Sellers shall jointly and severally indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and each of their respective Representatives (collectively, the "BUYER INDEMNIFIED PARTIES"), from and against any and all costs, losses, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, any clean-up, remedial correction or responsive action, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "DAMAGES"), incurred in connection with, arising out of or resulting from (i) any breach of any representation or warranty or the inaccuracy of any representation made by the Sellers in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by the Sellers in or pursuant to this Agreement; (iii) any Liabilities or contingent Liabilities, whether arising prior to or after the Closing Date, related to, in connection with or arising out of the activities of the Sellers or any of the Sellers' Subsidiaries; (iv) any Liability with respect to the Discontinued Operations (except for Liabilities arising out of the operation of the Discontinued Operations after the Closing Date by the Buyer); (v) any Liabilities arising under any Environmental Law or concerning any Environmental Condition, occurring after the Closing Date and resulting from (A) any release or waiver by any Corporation of any other Person with respect thereto which is not disclosed in the Disclosure Schedule or (B) any representation, warranty, indemnification, covenant, restriction or other undertaking of any Corporation with respect thereto which is not disclosed in the Disclosure Schedule (except with respect to representations and warranties set forth in Section 4.27 of this Agreement, the Liabilities with respect to which will be indemnified against pursuant to the terms of Section 8.3(a)(i) above); (vi) any Liabilities arising out of any treatment of The National Guardian Corporation or any of its affiliates (other than the Target and its Subsidiaries) as an

ERISA Affiliate or the Target or any of its Subsidiaries; or (vii) any breach of any of the Ancillary Agreements by any of the Sellers or any of the Sellers' Subsidiaries.

          The term "DAMAGES" as used in this Section 8.3 is not limited to matters asserted by third parties against any indemnified party, but includes Damages incurred or sustained by an indemnified party in the absence of third party claims. Payments by any indemnified party of amounts for which such indemnified party is indemnified hereunder shall not be a condition precedent to recovery. The rights and remedies provided in this Article VIII shall be exclusive as to any Damages incurred by a party under this Agreement; PROVIDED, HOWEVER, that nothing herein shall preclude a party from exercising its rights under this Agreement and applicable law to seek equitable remedies, including without limitation, specific performance and injunctions.

          (b) BY BUYER. Buyer shall indemnify and save and hold harmless the Sellers and their respective affiliates and Representatives (collectively, the "SELLERS INDEMNIFIED PARTIES") from and against any and all Damages incurred in connection with, arising out of or resulting from (i) any breach of any representation or warranty or the inaccuracy of any representation made by Buyer in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; (iii) any payments required to be made by any of the Sellers to Jeffrey A. Maddow pursuant to the guarantee by LIW of his severance agreement or (iv) any payments required to be made by any of the Sellers pursuant to the guarantee to Cargo Net Services Corporation of obligations of the Target and/or its Subsidiaries.

          (c) COOPERATION. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and its representatives (including without limitation its attorneys) in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; PROVIDED, HOWEVER, that the indemnified party may, at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

          (d) DEFENSE OF CLAIMS. If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 8.2 hereof, give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section
8.3. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within five (5) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such lawsuit or action, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. If the indemnifying party fails to assume the defense of such lawsuit or action within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such lawsuit or action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such lawsuit or action on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such lawsuit or action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party settles or compromises such lawsuit or action without the written consent of the indemnifying party, the indemnifying party shall not have any liability hereunder for or with respect to such lawsuit or action. In the event the indemnified party assumes the defense of the lawsuit or action, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 8.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment.

          (e) BROKERS AND FINDERS. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated hereby other than William E. Myers & Company (the fees of which will be paid by Buyer). Each party hereto agrees to hold the other parties hereto harmless from and against any and all claims, liabilities or obligations with respect to any such fee or commission or expenses related thereto asserted by any Person (i) with respect to any such fee or commission or expenses related thereto or (ii) on the basis of any act or statement alleged to have been made by any party hereto or any of their respective representatives or affiliates.

          (f) REPRESENTATIVES. No individual Representative of any party shall be personally liable for any Damages under the provisions contained in this Section 8.3. Nothing herein shall relieve either party of any Liability to make any payment expressly required to be made by such party pursuant to this Agreement.

          (g)  LIMITATION ON INDEMNITY/COMMITMENTS.

               (i) The indemnification obligation of the parties hereto with respect to any breach of any representation or warranty pursuant to Sections 8.3(a) or (b) shall be limited to Claims for Damages made prior to last date of survival thereof referred to in Section 8.2. The indemnification obligation of the parties hereto with respect to any breach of any covenant or agreement pursuant to Sections 8.3(a) or (b) shall survive indefinitely subject to the terms of this Agreement.

               (ii) Buyer may not recover Damages from the Sellers pursuant to Section 8.3(a)(i) until the aggregate amount of Damages relating to such Claims for which Buyer is seeking indemnification exceeds two hundred and fifty thousand dollars ($250,000); PROVIDED, HOWEVER, in the event that the aggregate amount of Damages for which Buyer is seeking indemnification exceeds such amount, Buyer may recover the full amount of such Damages less $250,000. Notwithstanding the foregoing, the maximum amount of damages for which the Sellers shall be liable pursuant to this Section 8.3 shall be twenty-eight million dollars ($28,000,000), plus or minus the amount of any post-Closing adjustment as set forth in Section 2.3 hereof.

               (iii)    No Seller may recover Damages from Buyer pursuant to
     Section 8.3(b)(i) until the aggregate amount of Damages for which such Seller is seeking indemnification exceeds two hundred and fifty thousand dollars ($250,000); PROVIDED, HOWEVER, in the event that the aggregate amount of Damages for which such Seller is seeking indemnification exceeds such amount, such Seller may recover the full amount of such Damages less $250,000. Notwithstanding the foregoing, the maximum amount of damages for which Buyer shall be liable pursuant to this Section 8.3 shall be twenty-eight million dollars ($28,000,000), plus or minus the amount of any post-Closing adjustment as set forth in Section 2.3 hereof.

               (iv) Neither (a) the termination of the representations or warranties contained herein, nor (b) the expiration of the indemnification obligations described above, will affect the rights of a Person in respect of any Claim made by such Person received by the indemnifying party prior to the expiration of the applicable survival period provided herein.

          (e) ESCROW AGREEMENT. Notwithstanding the foregoing, subject to the terms and conditions of the Escrow Agreement, Claims for indemnification against any Seller pursuant to this Section 8.3 shall first be satisfied from the Escrow Amount and, after the Escrow Amount has been exhausted, shall be recovered directly from the Sellers.

     8.4 INSURANCE. Buyer shall cause the Target to purchase for three (3) years after the Closing Date insurance covering all of North America, issued by one or more insurance carriers, evidencing fully paid and non-cancelable Directors & Officers liability insurance coverage with respect to claims arising out of events or occurrences on or prior to the Closing Date (whether or not reported), in the amount of five million dollars ($5,000,000) and at a cost of $67,500 (which amount will be reflected as a Liability on the Closing Balance Sheet).

                                   ARTICLE IX

                                   TAX MATTERS

          9.1 RETURNS. The Sellers and the Target shall have the exclusive obligation and authority to file or cause to be filed all Tax returns that are required to be filed by or with respect to the income, assets (including, without limitation, real, personal and intangible property) or operations of the Target or its Subsidiaries for all taxable years or other taxable periods ending on or prior to the Closing Date (the "PRE-CLOSING PERIODS"). Except as provided in the preceding sentence, Buyer shall have the exclusive obligation and authority to file or cause to be filed all Tax returns that are required to be filed by or with respect to the income, assets (including, without limitation, real, personal and intangible property) or operations of the Target or any of its Subsidiaries or any successor thereto. No later than 30 days prior to the due date (or any later date to which such due date has been legally extended) for the filing of any Tax return with respect to any taxable year or other taxable period of the Target and its Subsidiaries beginning on or before the Closing Date and ending after the Closing Date (an "OVERLAP PERIOD"), Buyer shall (a) provide the Sellers with written notice, which notice shall set forth Buyer's calculations regarding the amount of Taxes for which Buyer determines the Sellers are obligated to reimburse Buyer pursuant to Section 9.3(a) in sufficient detail and particularity to enable the Sellers to verify the amount of such Taxes for which the Sellers are obligated to reimburse Buyer,
(b) provide the Sellers with a draft of such Tax return, and (c) provide the Sellers access to all records of the Target and its Subsidiaries reasonably necessary to enable the Sellers and their representatives to evaluate the draft Tax returns provided with such notice. No later than 10 days prior to the due date (or any later date to which such due date has been legally extended) for the filing of such Tax return, the Sellers shall notify Buyer of any objections the Sellers may have to Buyer's calculations regarding the amount of such Taxes and to any items set forth in such draft Tax return.
Buyer and the Sellers agree to consult and resolve in good faith any such objection. In the event that Buyer and the Sellers are not able to resolve such dispute within seven days of the filing date of such Tax return, the parties shall appoint Ernst & Young, LLP to resolve such dispute as soon as shall be practicable after such appointment. The fees and expenses of Ernst & Young, LLP, if any, shall be payed equally by Buyer and LIW.

     9.2 CONTESTS. The Sellers and their duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, to initiate any claim for refund, to amend any Tax return and to contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of the Target or its Subsidiaries for Taxes reflected on any Tax returns covering any Pre-Closing Periods; PROVIDED, HOWEVER, that (a) neither the Sellers nor any of their duly appointed representatives shall, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, file any claim for refund, amend any Tax return or enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Buyer or any of its Affiliates for any Tax period beginning after the Closing Date (a "POST-CLOSING PERIOD") or any portion of an Overlap Period beginning after the Closing Date, and (b) neither the Sellers nor any of their duly appointed representatives shall, without the prior consent of the Buyer, which consent shall not unreasonably be withheld, enter into any settlement of any contest or otherwise compromise any issue that would increase any liability accruals for Taxes as of the Closing Date or would otherwise require payment by the Buyer of any amount under Section 9.3 unless the Sellers shall have agreed to indemnify the Buyer for payment of such Taxes. Buyer and its duly appointed representatives shall have the exclusive authority to control any audit or other proceeding relating to Taxes for any taxable year or other taxable period ending after the Closing Date; PROVIDED, HOWEVER, that (a) neither Buyer, the Target nor any of their duly appointed representatives shall, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Sellers or any of their affiliates for any Pre-Closing Period or any portion of the Overlap Period ending on the Closing Date, and (b) neither Buyer, the Target nor any of their duly appointed representatives shall, without the prior consent of the Sellers, which consent shall not unreasonably be withheld, enter into any settlement of any contest or otherwise compromise any issue that would reduce any liability accruals for Taxes as of the Closing Date or would otherwise require payment by the Sellers of any amount under Section 9.3 unless Buyer shall have waived or caused to be waived for itself and the Target any right to indemnification for Taxes from the Sellers. The Sellers shall be entitled to any Tax refund relating to the Target and its Subsidiaries to the extent such Tax refund relates to any Pre-Closing Period or any portion of the Overlap Period ending on the Closing Date, unless such refund has been recorded as an Asset on the Closing Balance Sheet in which case Buyer shall be entitled thereto.

     9.3 PAYMENT OF TAXES. (a) Taxes of the Target and its Subsidiaries that relate to an Overlap Period shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period beginning after the Closing Date on the basis of an interim closing of the books, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses. Notwithstanding the foregoing, real and personal property Taxes of the Target and its Subsidiaries for any Overlap Period shall be apportioned on a per diem basis. The Sellers shall pay to Buyer or the appropriate taxing authority the Taxes calculated with respect to the portion of the Overlap Period ending on the Closing Date (as determined by the Sellers and Buyer using the procedure set forth under Section 9.1), but any such payment required by the Sellers shall be reduced by the amount of such Taxes already paid by the Target or the Sellers or any affiliate of the Sellers on or prior to the Closing Date or accrued or otherwise reflected as a Tax liability for such period on the Closing Balance Sheet.

     (b) except as otherwise provided in this Section 9.3(b) the Sellers shall indemnify the Buyer Indemnified Parties and hold them harmless from (i) all Liability for Taxes of the Target and its Subsidiaries (except Taxes accrued and accounted for) for all Pre-Closing Tax Periods and the portion ending on the Closing Date, including, without limitation, Liability for the election under
Section 338(h)(10) for any actual or deemed election under Section 338 of the Code or any corresponding provision of state, local or foreign law (except with respect to Liabilities for Puerto Rican Taxes, if any, resulting from an actual or deemed liquidation of LEP Profit International, Inc. (Puerto Rico), for which Buyer shall be responsible and indemnify the Sellers), (ii) all Liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of any Person (other than the Target or its Subsidiaries) with which any of the Sellers or the Target or any of their respective Subsidiaries is or has been affiliated or has filed or has been required to file a consolidated, combined or unitary Tax Return and (iii) all Taxes arising out of a breach of the Sellers' representations and warranties contained in Section 4.21 hereof.
Notwithstanding the foregoing provisions of this Section 9.3(b), the Sellers shall not indemnify and hold harmless Buyer for the amount of recorded liability accruals for Taxes reflected on the Closing Balance Sheet.

     (c) Buyer agrees to pay or cause the Target to pay the Sellers an amount equal to all payments made by the Sellers or their affiliates after the Closing Date to any governmental authority for or with respect to Taxes imposed on or with respect to the income, assets and operation of or with respect to the Target or any of its Subsidiaries for periods ending on or prior to the Closing Date, to the extent that the aggregate amount of such payments does not exceed the amount of liability accruals for such Taxes reflected on the Closing Balance Sheet.

     (d) except as otherwise provided in this Section 9.3, Buyer hereby indemnifies and agrees to hold harmless the Sellers and their affiliates from and against all Taxes of or with respect to the Target and each of its Subsidiaries for all taxable years or other taxable periods beginning after the Closing Date and, with respect to the Overlap Period, the portion of such period commencing after the Closing Date.

     9.4 NOTICE OF CONTESTS. The Buyer shall promptly notify the Seller, in connection with any inquiry, examination, or proceeding, any government authority proposes in writing to make or any assessment or adjustment with respect to Tax items of the Target and its Subsidiaries, which assessments or adjustments could affect the Sellers following the Closing Date, and shall consult with the Sellers with respect to any such proposed assessment or adjustment. Buyer shall notify the Sellers in writing promptly upon learning of any such inquiry, examination, or proceeding and shall consult with the Sellers with respect to any such proposed assessment or adjustment relating to periods ending on or prior to the Closing Date.

     9.5 COOPERATION. The Buyer shall cause the Target and its Subsidiaries to provide the Sellers or their designee with such assistance as may reasonably be requested by the Sellers or their designee in connection with the preparation of any Tax return, audit or judicial or administrative proceeding or determination relating to liability for Taxes of or with respect to the Target or any of its Subsidiaries, including but not limited to, access to the books and records, and the assistance of the officers and employees, of the Target and its Subsidiaries. Buyer and the Sellers acknowledge that any and all information obtained in connection with the preparation of any Tax return, audit or judicial or administrative proceeding or determination pursuant to this
Section 9.5 is of a confidential nature and that all such information shall be used only for the purposes set forth in the immediately preceding sentence.

     9.6 ELECTION UNDER SECTION 338(h)(10). At the election of Buyer, the Parent Companies shall cause the Stockholder to join Buyer in making an election under Section 338(h)(10) of the Code and any corresponding elections permitted under state, local, or foreign law with respect to the acquisition of the Target and each of its corporate Subsidiaries (other than its Subsidiaries that are organized under the laws of a country other than the United States) (such Subsidiaries, the "INCLUDED SUBSIDIARIES") and if no election may be made pursuant to such state, local or foreign law, to the extent available, under an election corresponding to Section 338(a) and Section 338(g) of the Code for purposes of such state, local or foreign law or to treat the Code Section 338(h)(10) election as making an election corresponding to Section 338(a) and
Section 338(g) of the Code. Buyer and the Stockholder shall exchange completed and executed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state, local, and foreign forms as soon as practicable after the Closing. The Stockholder and Buyer agree that Buyer, in its sole reasonable discretion, shall allocate the Purchase Price and all other capitalized costs among the Target's assets for income tax purposes. Buyer agrees to give the Stockholder sufficient notice of such allocation to allow the Stockholder, to the extent necessary, to take account of such allocation in its tax filings. The Stockholder and Buyer acknowledge that for United States federal income tax purposes (and for purposes of state, local or foreign taxes in jurisdictions which permit elections analogous to the election permitted under Section 338(h)(10) of the Code) the acquisition of the stock of Target will be treated by the parties as a sale of the Assets of the Target (other than stock of the Included Subsidiaries) and a sale of the assets of each of the Included Subsidiaries to new corporations owned by Buyer, followed by a complete liquidation of Target and the Included Subsidiaries into the Stockholder. The parties agree to report the transactions in a manner consistent with this treatment.

     9.7 PURCHASE PRICE ADJUSTMENT. To the extent permitted by law, any payment made pursuant to Article VIII or Article IX hereunder by Buyer to the Stockholder or by the Stockholder to Buyer shall be treated by all parties for all purposes as an adjustment to the purchase price of the stock of the Target and shall be allocated pursuant to the provisions of Section 9.6 hereof.

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

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; PROVIDED, HOWEVER, without the consent of any other party, the Buyer may, (i) assign all such rights to any lender as collateral security in connection with the financing of the Purchase Price so long as Buyer is not in any way released from its obligations hereunder and (ii) assign all such rights and obligations to any subsidiary or affiliate of Buyer or to a successor in interest to Buyer which shall assume all obligations and Liabilities of Buyer under this Agreement; PROVIDED, FURTHER, that LIW will not unreasonably withhold its consent to the assignment by Buyer of this Agreement or any of its rights and obligations hereunder in any sale by Buyer of all or a significant portion of the assets of the Target and its Subsidiaries, taken as a whole; and PROVIDED, FURTHER, that the Stockholder may, without the consent of Buyer, assign its rights hereunder in connection with the dissolution of the Stockholder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors-in-interest, personal representatives, heirs, legatees and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

     10.2 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (E.G., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

         If to the Sellers, addressed to:

               LEP International Worldwide Limited
               28 Church Street, Epsom
               Surrey KT174QP, London
               England
               Attention:  Ron Jackson
               Fax Number:  011-44-137-281-3181

         With a copy to:

               Troutman Sanders LLP
               600 Peachtree Street, N.E., Suite 5200
               Atlanta, GA  30308-2216
               Attention:  John C. Beane
               Fax Number:  (404) 885-3900

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

         If to Buyer, addressed to:

               International Logistics Limited
               310 South Street, P.O. Box 1913
               Morristown, NJ 07962-1913
               Attention:  Roger Payton
               Fax Number: (708) 547-2124

         With a copy to:

               Latham & Watkins
               633 W. 5th Street, Suite 4000
               Los Angeles, CA 90071-2007
               Attention:  Paul D. Tosetti
               Fax Number: (213) 891-8763

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

     10.3 CHOICE OF LAW. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York (without reference to the choice of law provisions of New York law), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     10.4  SERVICE OF PROCESS, CONSENT TO JURISDICTION.

          (a) SERVICE OF PROCESS. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under New York law.

          (b) CONSENT TO JURISDICTION. Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of New York, New York; (2) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

     10.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or

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written, of the parties.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     10.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.7 EXPENSES. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     10.8 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

     10.9 TITLES; GENDER. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

     10.10 PUBLICITY. Neither Buyer, on the one hand, nor the Sellers, the Target or any of their respective subsidiaries, on the other hand, shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other parties.

     10.11 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     10.12 CONFIDENTIAL INFORMATION.

          (a) NO DISCLOSURE. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 10.10.

          (b) PRESERVATION OF CONFIDENTIALITY. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, Buyer acknowledges that it will have access to confidential information relating to the Sellers and the Target and its Subsidiaries and the Sellers acknowledge that they will have access to confidential information relating to the Buyer and its affiliates, in each case, including technical,

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manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the Sellers and the Target and its Subsidiaries or Buyer, as the case may be, or their respective Representatives or affiliates, which contain or otherwise reflect or are generated from such information ("CONFIDENTIAL INFORMATION"). The term "CONFIDENTIAL INFORMATION" does not include information received by one party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by such party or its Representatives, (ii) was within such party's possession prior to its being furnished to such party by or on behalf of the other party in connection with the transactions contemplated hereby, provided that the source of such information was not known by such party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information or (iii) becomes available to such party on a non-confidential basis from a source other than the other party or any of their respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the other party or any other Person with respect to such information.

          (c) Each party shall treat all Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information, except to its representatives and affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Each party shall use all reasonable efforts to cause its Representatives to treat all such Confidential Information of the other party as confidential, preserve the confidentiality thereof and not disclose any such Confidential Information. Each party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the party responsible for such disclosure shall immediately notify the other party in writing and take all reasonable steps required to prevent further disclosure.

          (d) All Confidential Information shall remain the property of the party who originally possessed such information. In the event of the termination of this Agreement for any reason whatsoever, each party shall, and shall cause its representatives to, return to the other party all Confidential Information (including all copies, summaries and extracts thereof) furnished to such party by the other party in connection with the transactions contemplated hereby.

          (e) If one party or any of its representatives or affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, such party or any of its representatives are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then such party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

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     10.13 ATTORNEYS' FEES.  If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     10.14 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Agreement, in no event shall any party hereto be liable for any incidental or consequential damages occasioned by any failure to perform or the breach of any obligation (including, without limitation, the breach of any representation or warranty) under this Agreement.

     10.15 KNOWLEDGE. Whenever a phrase herein is qualified by "to the knowledge of the Seller" or a similar phrase, it is intended to refer to the knowledge, after the exercise of reasonable diligence, of Jack Wasp, Ron Series, Digby Davies, Ron Jackson, Andrew Bernard, Peter Brown, Wolfgang Hollermann, Louis Mitchell and Martin McDonell.

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           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

LEP INTERNATIONAL                     INTERNATIONAL LOGISTICS
WORLDWIDE LIMITED                     LIMITED


By:  /s/ Digby J. Davies              By:  /s/ Roger E. Payton
    -------------------------------       --------------------------------------
Name:  Digby J. Davies                Name:  Roger E. Payton
     ------------------------------        -------------------------------------
Its:   Director                       Its:   President & Chief Executive Officer
    -------------------------------       --------------------------------------


LEP INTERNATIONAL HOLDINGS LIMITED



By:  /s/ Digby J. Davies
    -------------------------------
Name:  Digby J. Davies
     ------------------------------
Its:  Director
    -------------------------------


LEP HOLDINGS (USA) INC.



By:  /s/ Digby J. Davies
    -------------------------------
Name:  Digby J. Davies
     ------------------------------
Its:  President
    -------------------------------


LEP HOLDINGS (NORTH AMERICA) LIMITED



By:  /s/ Digby J. Davies
    -------------------------------
Name:  Digby J. Davies
     ------------------------------
Its:  Director
    -------------------------------

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